OPTION AND LICENSE AGREEMENT
THIS OPTION AND LICENSE AGREEMENT (“Agreement”) is made and entered into effective as of March 16, 2016 (the “Effective Date”), by and between ACUCELA INC., a corporation organized under the laws of the State of Washington, USA, having a business address at 1301 Second Avenue, Suite 4200, Seattle, Washington 98101-3805, USA (“Acucela”), and YOUHEALTH EYETECH, INC., a corporation organized under the laws of the State of Delaware, USA, having a business address at 10769 Cherry Hill Drive, San Diego, California 92130, USA (“YouHealth”). In addition, YouHealth’s parent company, GUANGZHOU KANG RUI BIOLOGICAL PHARMACEUTICAL TECHNOLOGY CO., LTD., a Chinese company, having a business address at Rui Hou Building F, 6th Floor Guangzhou International Business Incubator Science Park, Guangzhou, 510663 China (“Kangrui”), is signing this Agreement as guarantor of YouHealth’s performance of its obligations hereunder and hereby agrees to be bound by the terms of this Agreement to the same extent as YouHealth.
RECITALS
WHEREAS, YouHealth controls, by license from the Regents of the University of California and Kangrui, certain patent rights relating to ophthalmological uses of lanosterol that are jointly owned by the Regents of the University of California and Kangrui;
WHEREAS, Acucela is a clinical-stage ophthalmology company that specializes in identifying and developing novel drug candidates to potentially treat and slow the progression of sight-threatening ophthalmic diseases; and
WHEREAS, Acucela desires to obtain from YouHealth, and YouHealth is willing to grant to Acucela:
(a)    during the Option Period (defined below):
(i)    an exclusive license to develop Compound (defined below) and Products (defined below) in the Field (defined below) in the Acucela Territory (defined below); and
(ii)    an exclusive option to obtain an exclusive license to develop and commercialize Compound and Products in the Field in the Acucela Territory; and
(b)    upon Acucela’s exercise of the Option (defined below), an exclusive license to develop and commercialize Compound and Products in the Field in the Acucela Territory during the Term (defined below);
in each case, on the terms and subject to the conditions set forth herein.

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AGREEMENT
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Acucela, YouHealth and Kangrui hereby agree as follows:

1.	DEFINITIONS.
1.1    “Acceptance for Filing” shall mean, with respect to an IND filed for a Product: (a) in the United States, the date the IND goes into effect in accordance with 21 C.F.R. §312.40(b) (or its successor regulation); or (b) in any other country or group of countries, after filing of an IND with the applicable Regulatory Authority for such country or group of countries, the date upon which enrollment of the first subject in the applicable clinical trial of such Product may legally occur in such country or group of countries.
1.2    “Act” shall mean, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§301 et seq., and/or the Public Health Service Act, 42 U.S.C. §§262 et seq., as such may be amended from time to time.
1.3    “Acucela Invention” shall mean any Invention made solely by one or more employees, consultants or contractors of Acucela.
1.4    “Acucela Know-How” shall mean all Information Controlled by Acucela as of the Effective Date or during the Term that is necessary or useful for the development, manufacture, or commercialization of Compound or Products in the Field, including Acucela Inventions, but excluding Acucela’s interest in Joint Inventions.
1.5    “Acucela Patents” shall mean all Patent Rights Controlled by Acucela as of the Effective Date or during the Term that cover or claim inventions that are necessary or useful for the development, manufacture, or commercialization of Compound or Products in the Field, but excluding Acucela’s interest in Joint Patents.
1.6    “Acucela R&D License” shall have the meaning provided in Section 2.2.
1.7    “Acucela Technology” shall mean the Acucela Patents and the Acucela Know-How.
1.8    “Acucela Territory” shall mean the entire world, excluding the YouHealth Territory.
1.9    “Affiliate” shall mean any company or entity controlled by, controlling, or under common control with a Party, for as long as such control exists. As used in this Section 1.9, “control” shall mean: (a) possession, directly or indirectly, of the power to direct the management and policies of such company or entity, whether through ownership of voting securities or by contract relating

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to voting rights or corporate governance; or (b) direct or indirect beneficial ownership of more than 50% of the voting share capital in such company or entity.
1.10    [†].
1.11    “Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended, the Organization for Economic Co-operation and Development (OECD) Convention on combating bribery of foreign public officials in international business transactions, and any other applicable anti-corruption laws.
1.12    “Applicable Laws” shall mean the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidances, ordinances, judgments, decrees, directives, injunctions, orders, permits of or from any court, arbitrator, regulatory authority or governmental agency or authority having jurisdiction over or related to the subject item, including the Act, Anti-Corruption Laws and Export Control Laws.
1.13    “Business Day” shall mean any day other than a Saturday, Sunday or any day that is a legal holiday in the State of Washington or the State of California, or is a day on which banking institutions located in the State of Washington or the State of California are authorized or required by law to be closed.
1.14    “CMC” shall mean chemistry, manufacturing and controls.
1.15    “Combination Product” shall mean a Product that is sold in a finished dosage form containing Compound in combination with one or more Other Actives.
1.16    “Compound” shall mean the chemical compound lanosterol, known chemically by its IUPAC name (3S,5R,10S,13R,14R,17R)-4,4,10,13,14-pentamethyl-17-[(2R)-6-methylhept-5-en-2-yl]-2,3,5,6,7,11,12,15,16,17-decahydro-1H-cyclopenta[a]phenanthren-3-ol (and also known as lanosta-8,24-dien-3-ol) and having the chemical formula C30H50O1; [†].
1.17    “Confidential Information” shall have the meaning provided in Section 8.1.
1.18    “Confidentiality Agreement” shall mean, collectively, any and all confidentiality or non‑disclosure agreements between the Parties, and/or their Affiliates, entered into prior to the Effective Date relating to the subject matter of this Agreement.
1.19    “Control” or “Controlled by” shall mean, with respect to any Patent Rights, Information or other intellectual property rights, the possession by a Party of the ability (whether by ownership, license or other right, other than pursuant to a license granted to such Party by the other Party under this Agreement) to grant access to, or a license or sublicense of, such Patent Rights,

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Information or other intellectual property rights without violating the terms of any agreement or other arrangement with any Third Party.
1.20    “Diligent Efforts” shall mean, with respect to the efforts to be expended by Acucela to develop, manufacture and sell Product in the Field in the Acucela Territory, the level of diligent good faith efforts that companies in the biopharmaceutical industry typically devote to products at a similar stage in development or product life and of similar market potential, taking into account relevant technical, scientific, ethical and medical considerations.
1.21    “EMA” shall mean the European Medicines Agency, or any successor Regulatory Authority thereto in Europe having substantially the same function.
1.22    “EU NDA Approval” shall mean (a) the approval of an NDA for a Product for a particular indication by the EMA or the relevant Regulatory Authority in a Major EU Market, and (b) if required for marketing of such Product for such indication in such Major EU Market, receipt of pricing/reimbursement approval for such Product for such indication from the applicable Regulatory Authority in such Major EU Market.
1.23    “Executives” shall have the meaning provided in Section 13.1.
1.24    “Export Control Laws” shall mean: (a) all applicable U.S. export control laws, including the Arms Export Controls Act (22 U.S.C. Ch. 39), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the Trading With the Enemy Act (50 U.S.C. app. §§ 1 et seq.), the Export Administration Act of 1979 (50 U.S.C. app. §§ 2401 et seq.), International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986, and all rules, regulations and executive orders relating to any of the foregoing, including but not limited to the International Traffic in Arms Regulations (22 C.F.R. §§ 120 et seq.), the Export Administration Regulations (15 C.F.R. §§ 730 et. seq.), and the regulations administered by the Office of Foreign Assets Controls of the United States Department of the Treasury; and (b) all export controls imposed on any Product by any country or organization or nations within whose jurisdiction a Party operates or does business.
1.25    “FDA” shall mean the U.S. Food and Drug Administration, or any successor Regulatory Authority thereto in the US having substantially the same function.
1.26    “Field” shall mean the treatment, prevention and diagnosis of any disease, disorder, condition or defect of the human eye.
1.27    “First Commercial Sale” shall mean, with respect to a given Product in a given country, the first commercial transfer or disposition for value of such Product by Acucela or its Affiliate or Sublicensee to a Third Party (other than a Sublicensee) for end use or consumption of such Product in such country after receipt of Marketing Approval for such Product in such country.

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For clarity, First Commercial Sale shall be determined on a Product-by-Product and country-by-country basis.
1.28    “GCP” shall mean current good clinical practices, as set forth in 21 C.F.R. Parts 50, 54, 56, 312 and 314 and as interpreted by relevant ICH guidelines; in each case, as amended from time to time.
1.29    “GLP” shall mean current good laboratory practices, as set forth in 21 C.F.R. Part 58 and as interpreted by relevant ICH guidelines; in each case, as amended from time to time.
1.30    “GMP” shall mean the current good manufacturing practices and standards for the production of drugs and finished pharmaceuticals, as set forth in 21 C.F.R. Parts 210 and 211 and as interpreted by relevant ICH guidelines; in each case, as amended from time to time.
1.31    “Generic Version” shall mean, on a country-by-country basis, with respect to a particular Product sold by Acucela or any of its Affiliates or Sublicensees in a country, a pharmaceutical product sold by a Third Party (other than a Sublicensee or any other Third Party in a chain of distribution originating from Acucela or any of its Affiliates or Sublicensees) in such country: (a) that contains Compound (and, if applicable, the same Other Active(s) as such Product) in the same dosage form as such Product; and (b) has been approved for marketing by the relevant Regulatory Authority in such country in reliance on the Marketing Approval for such Product in such country; which, for clarity, would include any such pharmaceutical product that has been approved for marketing (i) in the United States, pursuant to Section 505(b)(2) or Section 505(j) of the Act (21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j), respectively), (ii) in the European Union or a European Union member state, as a “generic medicinal product” pursuant to Article 10 of Parliament and Council Directive 2001/83/EC as amended (including an application under Article 6.1 of Parliament and Council Regulation (EC) No 726/2004 that relies for its content on any such provision), or (iii) in any other country or jurisdiction, pursuant to any equivalent of the foregoing laws, regulations or directives, wherein the approval of such pharmaceutical product is based on reference to the Marketing Approval for such Product in such country and a demonstration of bio-equivalence to such Product.
1.32    “ICH” means the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use.
1.33    “IND” shall mean an investigational new drug application, clinical study application, clinical trial exemption, or similar application or submission filed with or submitted to a Regulatory Authority in a jurisdiction that is necessary to commence human clinical trials in such jurisdiction, including any such application filed with the FDA pursuant to 21 C.F.R. Part 312.

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1.34    “Information” shall mean any and all tangible and intangible (a) techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms, and (b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material; that, in each case, are not in the public domain.
1.35    “Initiation” of a human clinical trial shall mean the first dosing, whether of the investigational product, placebo or comparator, of the fifth subject so dosed in such trial.
1.36    “Invention” shall mean any invention, whether or not patentable, made in the course and as a result of the conduct of activities conducted pursuant to this Agreement.
1.37    [†].
1.38    “Japan NDA Approval” shall mean (a) the approval of an NDA for a Product for a particular indication by the PMDA, and (b) if required for marketing of such Product for such indication in Japan, receipt of pricing/reimbursement approval for such Product for such indication from the applicable Regulatory Authority in Japan.
1.39    “Joint Invention” shall mean any Invention made jointly by one or more employees, consultants or contractors of Acucela and one or more employees, consultants or contractors of YouHealth.
1.40    “Joint Patents” shall mean Patent Rights claiming Joint Inventions.
1.41    “Joint Technology” shall mean Joint Inventions and Joint Patents.
1.42    “Kangrui Interest” shall mean Kangrui’s joint ownership interest in the UC/Kangrui Patents.
1.43    “Kangrui Know-How” shall mean all Information Controlled by Kangrui as of the Effective Date or during the Term that is necessary or useful for the development, manufacture or commercialization of Compound or Products in the Field.
1.44    “Kangrui License” shall mean that certain License Agreement dated as of the Effective Date by and between YouHealth and Kangrui.
1.45    “Kangrui Patents” shall mean all Patent Rights Controlled by Kangrui as of the Effective Date or during the Term that cover or claim inventions that are necessary or useful for the development, manufacture or commercialization of Compound or Products in the Field, including the UC/Kangrui Patents.

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1.46    “Kangrui Technology” shall mean the Kangrui Patents and the Kangrui Know-How.
1.47    “License” shall have the meaning provided in Section 4.1.
1.48    “License Date” shall have the meaning provided in Section 4.1.
1.49    “License Fee” shall have the meaning provided in Section 6.3.
1.50    “Major EU Market” shall mean any of France, Germany, Italy, Spain and the United Kingdom.
1.51    “Major Market” shall mean any of the US, the Major EU Markets and Japan.
1.52    “Marketing Approval” shall mean all approvals from the relevant Regulatory Authority in a given country necessary to market and sell a pharmaceutical product in such country, including pricing and reimbursement approvals if required for marketing or sale of such product in such country.
1.53    “NDA” shall mean: (a) in the United States, a New Drug Application (as more fully defined in 21 CFR 314.5, et seq.) filed with the FDA, or any successor application thereto; or (b) in any other country or group of countries, the equivalent application or submission for approval to market a pharmaceutical product filed with the governing Regulatory Authority in such country or group of countries.
1.54    “Net Sales” shall mean the gross amounts invoiced for sales or other dispositions of Products by or on behalf of Acucela or any of its Affiliates or Sublicensees (each, a “Selling Party”) to Third Parties (other than another Selling Party), less the following deductions actually incurred, allowed, paid, accrued or otherwise specifically allocated to Products by the Selling Party and separately listed or otherwise documented, all in compliance with applicable Accounting Standards, consistently applied by the Selling Party:
(a)    normal and customary trade discounts, including trade, cash and quantity discounts or rebates credits or refunds, actually allowed or taken;
(b)    credits or allowances actually granted or made for rejection of or return of previously sold Products, including recalls, or for retroactive price reductions and billing errors or for stocking allowances;
(c)    governmental and other rebates (or credits or other equivalents thereof) or charge backs actually granted to managed health care organizations, commercial insurance

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companies, pharmacy benefit managers (or equivalents thereof), national, state/provincial, local, and other governments, their agencies and purchasers, and reimbursers, or to trade customers;
(d)    charges separately invoiced for freight, insurance, transportation, postage and handling; and
(e)    taxes, custom duties or other governmental charges (including any tax such as a value added or similar tax or government charge, except to the extent reimbursed, but excluding what is commonly known as income tax) levied on or measured by the billing amount for Products, as adjusted for rebates and refunds.
In no event shall any particular amount identified above be deducted more than once in calculating Net Sales (i.e., no “double counting” of deductions).
Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the sale or disposition of Product by a Selling Party to YouHealth or any of its Affiliates, licensees or sublicensees (each, a “YouHealth Related Party”) for use, resale or distribution by YouHealth or any YouHealth Related Party in the YouHealth Territory shall not be deemed a sale for purposes of this definition of “Net Sales” (including for purposes of royalty and commercialization milestone payments under Article 6), and Acucela shall have no financial or reporting obligations to YouHealth with respect to any sale or disposition by YouHealth or any YouHealth Related Party in the YouHealth Territory of Product supplied by any Selling Party to YouHealth or any YouHealth Related Party.
For clarification, sale of Product by a Selling Party to another Selling Party for resale by such entity to a Third Party (other than a Selling Party) shall not be deemed a sale for purposes of this definition of “Net Sales,” provided that the subsequent resale is included in the computation of Net Sales. Products distributed as free promotional samples in commercially reasonable amounts, consistent with prevailing pharmaceutical industry standards or in any compassionate use program (provided such Products are provided without charge or at or below the Selling Party’s cost), donated to non-profit institutions or government agencies or used in research or development activities, including without limitation clinical trials, shall be disregarded in determining Net Sales.
On a country-by-country basis, if a Product under this Agreement is sold in the form of a Combination Product in a country, Net Sales for the purpose of determining royalties due hereunder shall be calculated as follows:
(i)    Where both Product containing the Compound as its sole active pharmaceutical ingredient (“Single-Agent Product”) and all Other Active(s) in such Combination Product are sold separately in such country, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product in such country as determined under the first part of this Section 1.54 by the fraction A/(A+B), where A is the net invoice price of Single-Agent Product in

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such country, and B is the sum of the net invoice prices of the Other Active(s) in the combination when sold separately in such country.
(ii)    If Single-Agent Product is sold in such country, but none of the Other Active(s) is sold separately in such country, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product in such country as determined under the first part of this Section 1.54 by the fraction A/C, where A is the net invoice price of such Single-Agent Product in such country, and C is the net invoice price of the Combination Product in such country.
(iii)    If the Single-Agent Product is not sold separately in such country, then Acucela and YouHealth shall discuss an appropriate allocation for the fair market value of the Single-Agent Product and Other Actives with which the Single-Agent Product is combined to mutually determine Net Sales for the relevant transactions based on an equitable method of determining the same that takes into account, in the country, variations in potency, the relative contribution of each therapeutically active ingredient and relative value to the end user of each therapeutically active ingredient.
1.55    “Option” shall have the meaning provided in Section 2.1(a).
1.56    “Option Fee” shall have the meaning provided in Section 6.1.
1.57    “Option Period” shall mean the period beginning on the Effective Date and expiring on June 30, 2019.
1.58    “Other Active” shall mean any active pharmaceutical ingredient other than Compound.
1.59    “Party” shall mean Acucela or YouHealth.
1.60    “Patent Rights” shall mean (a) all national, regional and international patents and patent applications filed in any country of the world, including without limitation provisional patent applications, (b) all patent applications filed either from such patents and patent applications or from a patent application claiming priority from either of these, including any continuation, continuation-in-part, division, provisional, converted provisional and continued prosecution applications, or any substitute applications, (c) any patent issued with respect to or in the future issued from any such patent applications including utility models, petty patents and design patents and certificates of invention, and (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, reexaminations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications.

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1.61    “Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.
1.62    “Phase 1 Trial” shall mean a human clinical trial that would satisfy the requirements for a Phase 1 study as defined in 21 CFR § 312.21(a) or a Phase I study as defined in the ICH E8 Guideline (or, in either case, any amended or successor regulation or guideline).
1.63    “Phase 2 Trial” shall mean a human clinical trial that would satisfy the requirements for a Phase 2 study as defined in 21 CFR § 312.21(b) or a Phase II study as defined in the ICH E8 Guideline (or, in either case, any amended or successor regulation or guideline).
1.64    “Phase 3 Trial” shall mean a human clinical trial that would satisfy the requirements for a Phase 3 study as defined in 21 CFR § 312.21(c) or a Phase III study as defined in the ICH E8 Guideline (or, in either case, any amended or successor regulation or guideline).
1.65    “PMDA” shall mean the Japanese Pharmaceuticals and Medical Devices Agency, or any successor Regulatory Authority thereto in Japan having substantially the same function.
1.66    “POC Criteria” shall mean the criteria established by Acucela to be used to determine achievement by a Product of clinical proof of concept for the indication in the Field in which the POC Trial is conducted.
1.67    “POC Trial” shall mean a Phase 2 Trial of Product conducted by or on behalf of Acucela that is designed to establish clinical proof of concept in an indication in the Field.
1.68    “R&D Licenses” shall have the meaning provided in Section 2.3.
1.69    “Product” shall mean any pharmaceutical composition or preparation containing or comprising Compound (whether or not as the sole active ingredient), including all formulations and dosage forms thereof.
1.70    “Proof of Concept” or “POC” shall mean the first availability of the final report of the first POC Trial, the results of which satisfy the POC Criteria.
1.71    “Regulatory Authority” shall mean any country, federal, supranational, state or local regulatory agency, department, bureau or other governmental or regulatory authority having the administrative authority to regulate the development or marketing of pharmaceutical products in any country or other jurisdiction.
1.72    “Regulatory Documents” shall mean all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any

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communications with any Regulatory Authority), and all reports and documentation submitted to Regulatory Authorities in connection with any Regulatory Filing, in each case, related to Compound or Products in the Field, including, by way of example only, advertising and promotion documents, adverse event files and complaint files.
1.73    “Regulatory Filing” means any IND, NDA, drug dossier or drug master file filed, or Regulatory Approval obtained, with respect to Compound or Product in the Field, including all amendments, supplements, annual reports and the like filed with or otherwise provided to the applicable Regulatory Authority.
1.74    “Royalty Term” shall have the meaning provided in Section 6.7.
1.75    “Sublicensee” shall mean a Third Party sublicensee under the license granted by YouHealth to Acucela pursuant to Section 4.1, whether such Third Party’s sublicense was granted to it directly by Acucela or its Affiliate or indirectly through one or more tiers of sublicense.
1.76    “Term” shall have the meaning provided in Section 11.1.
1.77    “Territory” shall mean (a) the Acucela Territory in the case of Acucela and (b) the YouHealth Territory in the case of YouHealth and/or Kangrui.
1.78    “Third Party” shall mean an entity other than a Party and its Affiliates.
1.79    “UC” shall mean the Regents of the University of California.
1.80    “UC Interest” shall mean UC’s joint ownership interest in the UC/Kangrui Patents.
1.81    “UC/Kangrui Patents” shall mean: (a) the patent applications listed on Exhibit A hereto; (b) all patent applications filed either from such patent applications or from a patent application claiming priority from either of these, including any continuation, continuation-in-part (but only to the extent the claims thereof are entirely supported in the specification and entitled to the priority date of the parent application), division, provisional, converted provisional and continued prosecution applications, or any substitute applications; (c) any patents issuing on said applications, including reissues, reexaminations and extensions; and (d) any corresponding foreign applications or patents.
1.82    “UC License” shall mean that certain License Agreement dated as of March 2, 2016, by and between YouHealth and UC.
1.83    “US” shall mean the United States of America.
1.84    “Valid Claim” shall mean a claim of: (a) an issued and unexpired patent included within the YouHealth Patents, which claim has not been revoked or held unenforceable or invalid

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by a decision of a court or governmental agency of competent jurisdiction, which decision is not appealable or has not been appealed within the time allowed for appeal, and has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise; or (b) a patent application included within the YouHealth Patents that has not been irretrievably cancelled, withdrawn or abandoned and that has been pending for [†] from the earliest worldwide priority date from which such claim takes priority. If a claim of a patent application that ceased to be a Valid Claim under clause (b) of the preceding sentence because of the passage of time later issues as a part of a patent within clause (a) of the preceding sentence, then it shall again be considered a Valid Claim effective as of the issuance of such patent.
1.85    “YouHealth Invention” shall mean any Invention made solely by one or more employees, consultants or contractors of YouHealth.
1.86    “YouHealth Know-How” shall mean all Information Controlled by YouHealth as of the Effective Date or during the Term that is necessary or useful for the development, manufacture or commercialization of Compound or Products in the Field, including YouHealth Inventions, but excluding YouHealth’s interest in Joint Inventions.
1.87    “YouHealth Patents” shall mean all Patent Rights Controlled by YouHealth as of the Effective Date or during the Term that cover or claim inventions that are necessary or useful for the development, manufacture or commercialization of Compound or Products in the Field, including the UC/Kangrui Patents, but excluding YouHealth’s interest in Joint Patents.
1.88    “YouHealth R&D License” shall have the meaning provided in Section 2.3.
1.89    “YouHealth Related Party” shall have the meaning provided in Section 1.54.
1.90    “YouHealth Technology” shall mean the YouHealth Patents and the YouHealth Know-How.
1.91    “YouHealth Territory” shall mean People’s Republic of China, Taiwan and Hong Kong.
1.92    “YouHealth Territory License” shall have the meaning provided in Section 4.2.

2.	GRANT OF OPTION AND R&D LICENSES.
2.1    Option.
(a)    Grant. Subject to the terms and conditions of this Agreement, YouHealth hereby grants to Acucela an exclusive option during the Option Period to obtain an exclusive, royalty‑bearing license, with the right to sublicense through multiple tiers of sublicense, under the

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YouHealth Technology and YouHealth’s interest in the Joint Technology to develop, make, have made, use, sell, have sold, offer for sale, import and otherwise exploit Compound and Products in the Field in the Acucela Territory (the “Option”).
(b)    Exercise. Acucela may, in its sole discretion, exercise the Option at any time during the Option Period upon written notice of exercise delivered to YouHealth prior to expiration of the Option Period (or the earlier termination of this Agreement), whereupon the License shall immediately and automatically become effective, subject to payment by Acucela of the License Fee in accordance with Section 6.3.
(c)    Effect of Failure to Exercise Option. If the Option Period expires without Acucela having exercised the Option in accordance with Section 2.1(b), then, effective upon such expiration, the Option and the R&D Licenses shall automatically terminate and be of no further force or effect, and neither Acucela nor YouHealth shall have any further obligation to the other Party with respect to Compound or Products.
2.2    Acucela R&D License. Subject to the terms and conditions of this Agreement, YouHealth hereby grants to Acucela an exclusive (even as to YouHealth), royalty‑free, fee‑bearing license, with the right to sublicense, under the YouHealth Technology and YouHealth’s interest in the Joint Technology, solely to develop, make, have made, use and import Compound and Products solely in the Field in the Acucela Territory during the Option Period (the “Acucela R&D License”).
2.3    YouHealth R&D License. Subject to the terms and conditions of this Agreement, Acucela hereby grants to YouHealth an exclusive (even as to Acucela), royalty‑free, fully‑paid license, without the right to sublicense, under the Acucela Technology and Acucela’s interest in the Joint Technology, solely to develop, make, have made, use and import Compound and Products solely in the Field in the YouHealth Territory (the “YouHealth R&D License” and, together with the Acucela R&D License, the “R&D Licenses”).

3.	RESEARCH AND DEVELOPMENT DURING OPTION PERIOD.
3.1    Objective. Subject to the terms and conditions of this Agreement, during the Option Period, Acucela shall perform a program of research and development with respect to Product in the Acucela Territory for the treatment of cataracts [†], with the goal of achieving Proof of Concept for Product in Acucela’s selected indication in the Field. Acucela shall appoint [†] to oversee and monitor the progress of Acucela’s Product development efforts under this Article 3 during the Option Period for so long as [†].

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3.2    Responsibility.
(a)    Acucela Territory. Subject to the terms and conditions of this Agreement, during the Option Period, Acucela shall be solely responsible for the development and manufacturing of Compound and Products in the Field in the Acucela Territory, and for preparing, filing and maintaining all regulatory filings (including INDs) with respect to Product in the Field in the Acucela Territory and complying with applicable regulatory reporting obligations with respect to Product in the Field in the Acucela Territory; in each case, at Acucela’s sole expense. Acucela shall conduct, or have conducted, all activities that it undertakes pursuant to this Section 3.2(a) in good scientific manner and in compliance with all Applicable Laws and, as applicable, GLP, GCP and/or GMP. Acucela shall be the named sponsor and holder of all INDs and other regulatory filings filed with Regulatory Authorities with respect to Product in the Acucela Territory during the Option Period.
(b)    YouHealth Territory. Subject to the terms and conditions of this Agreement, during the Option Period, as between the Parties, YouHealth shall be solely responsible for the development and manufacturing of Compound and Products in the Field in the YouHealth Territory, and for preparing, filing and maintaining all regulatory filings (including INDs) with respect to Product in the Field in the YouHealth Territory and complying with applicable regulatory reporting obligations with respect to Product in the Field in the YouHealth Territory; in each case, at YouHealth’s sole expense. YouHealth shall conduct, or have conducted, all activities that it undertakes pursuant to this Section 3.2(b) in good scientific manner and in compliance with all Applicable Laws and, as applicable, GLP, GCP and/or GMP. YouHealth or Kangrui (as applicable) shall be the named sponsor and holder of all INDs and other regulatory filings filed with Regulatory Authorities with respect to Product in the YouHealth Territory during the Option Period.
(c)    Independent Activities. The Parties and Kangrui acknowledge and agree that: (i) each Party will conduct the activities that it undertakes pursuant to Section 3.2(a) or Section 3.2(b), as applicable, independently of the other; (ii) Acucela shall have no right or obligation to participate in, or any right to exercise any control over, YouHealth’s activities in the YouHealth Territory; and (iii) YouHealth shall have no right or obligation to participate in, or any right to exercise any control over, Acucela’s activities in the Acucela Territory.
3.3    Diligence. During the Option Period, Acucela shall use Diligent Efforts to develop Products and achieve those due diligence milestones set forth in Exhibit B to the UC License that are required to be achieved during the Option Period. At Acucela’s reasonable request from time to time during the Option Period, YouHealth agrees to cooperate in good faith with Acucela to [†].
3.4    Disclosure Regarding Acucela Efforts. During the Option Period, Acucela shall provide semi-annual written reports to YouHealth in January and July of each year summarizing the status of its efforts to develop and commercialize Products in the Field in the Acucela Territory

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during the preceding six-month period and of its intended Product development and commercialization efforts and sales projections for Products in the Acucela Territory in the six-month period in which such report is delivered. In addition to the foregoing and to Acucela’s notice obligations under Section 6.2, Acucela shall provide written notice to YouHealth of [†].
3.5    Information Exchange. At the request of either Party at reasonable intervals during the Option Period, qualified representatives of Acucela and YouHealth may meet in person (at mutually-agreed locations) or by means of telecommunication (telephone, video, or web conferences) to discuss the progress and results of their respective development activities under Sections 3.2(a) and 3.2(b), and to share data and results generated in the performance of such activities. Unless otherwise mutually agreed by the Parties, such meetings shall be conducted no more frequently than once per calendar quarter during the Option Period. Each of Acucela, YouHealth and Kangrui shall be responsible for all of its own expenses of participating in such meetings. Each of Acucela and YouHealth shall maintain the data, results and other Information disclosed to it by the other at or in connection with such meetings in confidence in accordance with Article 8 hereof and shall not use such Information except to the extent permitted by this Agreement.

4.	LICENSE GRANTS UPON OPTION EXERCISE.
4.1    License Grant Upon Option Exercise. Subject to the terms and conditions of this Agreement, and effective automatically as of the date upon which Acucela exercises the Option in accordance with Section 2.1(b) but subject to payment of the License Fee (the “License Date”), YouHealth hereby grants to Acucela an exclusive, royalty‑bearing license, with the right to sublicense through multiple tiers of sublicense, under the YouHealth Technology and YouHealth’s interest in the Joint Technology, to develop, make, have made, use, sell, have sold, offer for sale, import and otherwise exploit Compound and Products in the Field in the Acucela Territory (collectively, the “License”).
4.2    YouHealth Territory License. Subject to the terms and conditions of this Agreement, effective automatically as of the License Date, Acucela hereby grants to YouHealth an exclusive, royalty‑free, fully‑paid license, with the right to sublicense through multiple tiers of sublicense, under the Acucela Technology and Acucela’s interest in the Joint Technology, solely to develop, make, have made, use, sell, have sold, offer for sale, import and otherwise exploit Compound and Products in the Field in the YouHealth Territory (the “YouHealth Territory License”).
4.3    Sublicensing.
(a)    By Acucela. Any sublicense granted by Acucela under the License (directly or indirectly through its Affiliate) to a Third Party shall be (i) in writing and (ii) subject and

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subordinate in all respects to, and consistent with, the terms and conditions of this Agreement and, with respect to the UC/Kangrui Patents, all applicable terms and conditions of the UC License. Acucela shall provide YouHealth [†]. Acucela shall be responsible for the compliance of any Sublicensee with the applicable terms and conditions of this Agreement.
(b)    By YouHealth. Any sublicense granted by YouHealth under the YouHealth Territory License (directly or indirectly through its Affiliate) to a Third Party shall be (i) in writing and (ii) subject and subordinate in all respects to, and consistent with, the terms and conditions of this Agreement. YouHealth shall provide Acucela [†]. YouHealth shall be responsible for the compliance of its and its Affiliates’ licensees and sublicensees with the applicable terms and conditions of this Agreement.
4.4    Reservation of Rights; License Exclusion.
(a)    By YouHealth. Subject to Section 4.5(a), YouHealth hereby reserves the exclusive right to practice, and to grant licenses under, the YouHealth Technology and YouHealth’s interest in the Joint Technology for any and all purposes other than the purposes for which Acucela has been granted the License. Acucela acknowledges that the UC/Kangrui Patents are subject to UC’s reserved rights under the UC License.
(b)    By Acucela. Subject to Section 4.5(b), Acucela hereby reserves the exclusive right to practice, and to grant licenses under, the Acucela Technology and Acucela’s interest in the Joint Technology for any and all purposes other than the purposes for which YouHealth has been granted the YouHealth Territory License.
(c)    License Exclusion. For the avoidance of doubt, neither Party grants to the other Party any license or other right with respect to any Other Active.
4.5    Negative Covenants.
(a)    By YouHealth. YouHealth hereby covenants:
(i)    not to develop, make, have made, use, sell, have sold, offer for sale or import Compound or Product in the Acucela Territory, whether in or outside of the Field;
(ii)    not to practice any Acucela Technology for any purpose other than as expressly authorized in this Agreement; and
(iii)    not to cause or permit, or grant any license or other right to, any of its Affiliates or any Third Party to engage in any of the activities prohibited by the preceding subparagraphs (i) and (ii) of this Section 4.5(a).

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(b)    By Acucela. Acucela hereby covenants:
(i)    not to develop, make, have made, use, sell, have sold, offer for sale or import Compound or Product in the YouHealth Territory, whether in or outside of the Field;
(ii)    not to practice any YouHealth Technology for any purpose other than as expressly authorized in this Agreement; and
(iii)    not to cause or permit, or grant any license or other right to, any of its Affiliates or any Third Party to engage in any of the activities prohibited by the preceding subparagraphs (i) and (ii) of this Section 4.5(b).
4.6    No Implied Licenses. No right or license under any Information, Patent Rights or other intellectual property rights is granted or shall be granted by implication. All rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement.

5.	DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION OF PRODUCTS.
5.1    Responsibility.
(a)    Acucela Territory. From and after Acucela’s exercise of the Option, Acucela shall be solely responsible for the development, manufacturing, registration and commercialization of Compound and Products in the Field in the Acucela Territory. Without limiting the generality of the foregoing, Acucela (itself or with or through its Affiliates or Sublicensees) shall be solely responsible for preparing and submitting all required Regulatory Filings in connection with obtaining and maintaining Regulatory Approvals with respect to Compound and Products in the Field in the Acucela Territory, at Acucela’s sole expense. All of such Regulatory Filings and related Regulatory Documents relating to Compound or Products in the Field in the Acucela Territory shall be submitted in the name of, and owned by, Acucela (or its Affiliate or Sublicensee, as applicable).
(b)    YouHealth Territory. As between the Parties, YouHealth shall at all times be solely responsible for the development, manufacturing, registration and commercialization of Compound and Products in the Field in the YouHealth Territory. Without limiting the generality of the foregoing, YouHealth (itself or with or through its Affiliates or Third Party licensees or sublicensees) shall be solely responsible for preparing and submitting all required Regulatory Filings in connection with obtaining and maintaining Regulatory Approvals with respect to Compound and Products in the Field in the YouHealth Territory, at YouHealth’s sole expense. All of such Regulatory Filings and related Regulatory Documents relating to Compound or Products in the Field in the YouHealth Territory shall be submitted in the name of, and owned by, YouHealth or Kangrui.

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(c)    Independent Activities. The Parties acknowledge and agree that: (i) unless otherwise specifically stated in this Agreement, each Party will conduct the activities that it undertakes pursuant to Section 5.1(a) or Section 5.1(b), as applicable, independently of the other; (ii) Acucela shall have no right or obligation to participate in, or any right to exercise any control over, YouHealth’s activities in the YouHealth Territory; and (iii) YouHealth shall have no right or obligation to participate in, or any right to exercise any control over, Acucela’s activities in the Acucela Territory.
5.2    Diligence. Acucela (directly or through its Affiliates or Sublicensees) shall use Diligent Efforts to develop, manufacture, and sell Products and achieve the due diligence milestones set forth in Exhibit B to the UC License (to the extent not previously achieved before Acucela’s exercise of the Option). At Acucela’s reasonable request from time to time after Acucela’s exercise of the Option, YouHealth agrees to cooperate in good faith with Acucela to [†].
5.3    Disclosure Regarding Acucela Efforts. After Acucela’s exercise of the Option, Acucela shall keep YouHealth regularly informed in reasonable detail regarding the Product development, registration and commercialization efforts of Acucela and its Affiliates and Sublicensees in the Acucela Territory as follows:
(a)    prior to First Commercial Sale of the first Product in the Acucela Territory, Acucela shall provide semi‑annual written reports to YouHealth in January and July of each year summarizing the status of its efforts to develop and commercialize Products in the Field in the Acucela Territory during the preceding six-month period and of its intended Product development and commercialization efforts and sales projections for Products in the Acucela Territory in the six-month period in which such report is delivered; and
(b)    from and after First Commercial Sale of the first Product in the Acucela Territory, Acucela shall provide annual written reports to YouHealth in January of each year summarizing the status of its efforts to develop and commercialize Products in the Field in the Acucela Territory during the preceding year and of its intended Product development and commercialization efforts and sales projections for Products in the Acucela Territory in the year in which such report is delivered.
[†].
5.4    Manufacture. Except as otherwise expressly agreed by Acucela and YouHealth in writing, each of Acucela and YouHealth shall be solely responsible for the manufacture and supply of clinical and commercial Product for use and distribution in such Party’s Territory. Notwithstanding the foregoing, in the event that any Product is sold in the United States, to the

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extent required under 35 USC §204 and applicable regulations, Acucela and any applicable Affiliates or Third Party contractors shall manufacture such Product substantially in the United States.
5.5    Performance Standards. Each Party shall conduct, or have conducted, all Product development, manufacture, registration and commercialization performed by it in accordance with the terms and conditions of this Agreement. In addition, each Party shall perform all such activities in good scientific manner and in compliance with all Applicable Laws and, as applicable, GLP, GCP and/or GMP.
5.6    Rights of Access and Reference to Regulatory Documents.
(a)    Effective as of the License Date, Acucela hereby grants to YouHealth the right to access and reference all Regulatory Filings submitted to, and Regulatory Approvals obtained from, any Regulatory Authority in the Acucela Territory by Acucela for Products; in each case, solely for the purposes of (i) obtaining and maintaining Regulatory Approvals for Products in the Field in the YouHealth Territory, and (ii) complying with applicable pharmacovigilance and other regulatory requirements with respect to such Products in the YouHealth Territory. Acucela shall, promptly upon YouHealth’s request, file with the applicable Regulatory Authority(ies) such letters of access or reference as may be necessary to accomplish the intent of this Section 5.6(a).
(b)    Effective as of the License Date, YouHealth hereby grants to Acucela the right to access and reference all Regulatory Filings submitted to, and Regulatory Approvals obtained from, any Regulatory Authority in the YouHealth Territory by YouHealth for Products; in each case, solely for the purposes of (i) obtaining and maintaining Regulatory Approvals for Products in the Field in the Acucela Territory, and (ii) complying with applicable pharmacovigilance and other regulatory requirements with respect to such Products in the Acucela Territory. YouHealth shall, promptly upon Acucela’s request, file with the applicable Regulatory Authority(ies) such letters of access or reference as may be necessary to accomplish the intent of this Section 5.6(b).
5.7    Safety Data Exchange. Each Party shall be solely responsible, at its own expense, for complying with all applicable regulatory requirements with respect to Products in such Party’s Territory, including all safety reporting to Regulatory Authorities in such Party’s Territory. The Parties shall, promptly upon reasonable request by either Party, negotiate in good faith and enter into a pharmacovigilance/safety data exchange agreement for Products (the “PV Agreement”), which shall set forth standard operating procedures governing the collection, investigation, reporting, and exchange of information concerning adverse drug reactions/experiences. The terms of the PV Agreement shall be no less stringent than those required by FDA and ICH guidelines and shall be sufficient to permit: (a) Acucela to comply with its regulatory and legal requirements in the Acucela Territory for the management and reporting of safety data regarding such Products by providing for the exchange of relevant information in appropriate format within applicable

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timeframes; and (b) YouHealth to comply with its regulatory and legal requirements in the YouHealth Territory for the management and reporting of safety data regarding such Products by providing for the exchange of relevant information in appropriate format within applicable timeframes.

6.	FINANCIAL TERMS.
6.1    Option Fee. As partial consideration of YouHealth’s grant of the Option and the Development License to Acucela hereunder, Acucela shall pay to YouHealth a one-time, non‑refundable, non‑creditable payment to YouHealth of US$5,000,000 within 15 days after the Effective Date. If Acucela fails to make such payment within 15 days of the Effective Date, this Agreement shall automatically be deemed null and void ab initio.
6.2    Pre-POC Milestone Payments. Within 30 days of the first achievement of each of the milestone events set forth in the table below by the first Product to achieve such milestone event, Acucela shall pay to YouHealth the corresponding one‑time, non‑refundable, non‑creditable milestone payment set forth below:

Milestone Event	Milestone Payment
[†]	US$[†]
Acceptance for Filing (as defined in Section 1.1) of first IND for Product in a Major Market	US$[†]
Initiation (as defined in Section 1.35) of first human clinical trial of Product	US$[†]
Each of the foregoing milestone payments shall only be paid once, for the first achievement of the corresponding milestone event by any Product (regardless of the number of times such milestone event is achieved by a Product, or the number of Products that achieve such milestone event).
6.3    License Fee. Within 15 days after the date Acucela exercises the Option in accordance with Section 2.1(b), Acucela shall pay to YouHealth a one-time, non‑refundable, non‑creditable license fee of US$10,000,000 (the “License Fee”); provided, however, that if, at the time Acucela exercises the Option, YouHealth has not substantially completed the transfer to Acucela of all then-existing and available (in recorded form) YouHealth Know-How, then the License Fee shall be payable within 15 days after completion of such transfer.
6.4    Post-License Development and Regulatory Milestone Payments. Within 90 days following the first achievement, whether by Acucela or any of Acucela’s Affiliates or Sublicensees, of each of the milestone events set forth in the table below by any Product, Acucela shall pay to YouHealth the corresponding one-time, non‑refundable, non‑creditable milestone payment:

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Milestone Event	Milestone Payment
Treatment of Cataracts:
Initiation (as defined in Section 1.35) of first Phase 3 Trial of Product for the treatment of cataracts	US$[†]
First FDA approval of an NDA for a Product for the treatment of cataracts	US$[†]
First EU NDA Approval for a Product for the treatment of cataracts	US$[†]
First Japan NDA Approval for a Product for the treatment of cataracts	US$[†]
Treatment of [†]:
Initiation (as defined in Section 1.35) of first Phase 3 Trial of Product for the treatment of [†]	US$[†]
First FDA approval of an NDA for a Product for the treatment of [†]	US$[†]
Treatment of [†]:
Initiation (as defined in Section 1.35) of first Phase 3 Trial of Product for the treatment of [†] †	US$[†]
First FDA approval of an NDA for a Product for the treatment of [†] †	US$[†]
Treatment of [†]:
Initiation (as defined in Section 1.35) of first Phase 3 Trial of Product for the treatment of [†]	US$[†]
First FDA approval of an NDA for a Product for the treatment of [†]	US$[†]

†	Milestone payable only for first indication [†] in which milestone is achieved).
Each of the foregoing milestone payments shall only be paid once, for the first achievement of the corresponding milestone event by any Product (regardless of the number of times such milestone event is achieved by a Product, or the number of Products that achieve such milestone event).
6.5    Commercialization Milestone Payments. Within 90 days after the end of the first calendar year in which each of the milestone events set forth in the table below is achieved, Acucela shall pay to YouHealth the corresponding one-time, non-refundable, non-creditable milestone payment.

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Milestone Event	Milestone Payment
First calendar year in which annual Net Sales of all Products in the Acucela Territory exceed US$[†]	US$[†]
First calendar year in which annual Net Sales of all Products in the Acucela Territory exceed US$[†]	US$[†]
Each of the foregoing milestone payments will be paid only once, for the first calendar year in which the corresponding milestone event is achieved.
6.6    Royalties. Subject to Sections 6.7 and 6.8, Acucela shall pay royalties to YouHealth on aggregate annual Net Sales of Products in the Acucela Territory by Acucela and its Affiliates and Sublicensees in each calendar year at the applicable rate(s) set forth below:

Annual Net Sales Increments	Royalty Rate
That portion of aggregate annual Net Sales of all Products in the Acucela Territory by Acucela and its Affiliates and Sublicensees that is less than or equal to US$[†]	[†]%
That portion of annual Net Sales of all Products in the Acucela Territory by Acucela and its Affiliates and Sublicensees that is greater than US$[†]	[†]%
6.7    Royalty Term. Royalties under Section 6.6 shall be payable on a Product-by-Product and country-by-country basis during the period of time commencing on the First Commercial Sale of a Product in a country and ending upon the later of: (a) 10 years from the date of First Commercial Sale of such Product in such country; and (b) expiration of the last-to-expire Valid Claim of the YouHealth Patents covering the manufacture, use, sale or import of such Product in such country (the “Royalty Term”); provided, however, that, on a Product-by-Product and country-by-country basis, during any portion of the Royalty Term for a Product in a country when no Valid Claim of the YouHealth Patents covers the manufacture, use or sale of such Product in such country, the royalties payable by Acucela with respect to Net Sales of such Product in such country shall be reduced by 50% for the remainder of such Royalty Term; and provided, further, that if, at any time during the Royalty Term for a Product in a country, a Third Party (other than a Sublicensee) obtains Marketing Approval for a Generic Version of such Product in such country, Acucela’s royalty payment obligations to YouHealth under this Agreement with respect to such Product in such country shall immediately terminate, effective as of the date such Generic Version receives Marketing Approval in such country. On a Product-by-Product and country-by-country basis, upon expiration (or earlier termination in accordance with the preceding sentence) of the Royalty Term for a Product in a country, Acucela’s license under Section 4.1 with respect to such Product in such country shall become fully-paid, irrevocable and perpetual.

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6.8    Third Party Licenses.
(a)    UC License. YouHealth shall be solely responsible for making all payments that may become due and payable under the UC License as a result of the development, registration or commercialization of Products in the Field by Acucela or any of its Affiliates or Sublicensees.
(b)    Kangrui License. YouHealth shall be solely responsible for making all payments that may become due and payable under the Kangrui License as a result of the development, registration or commercialization of Products in the Field by Acucela or any of its Affiliates or Sublicensees.
(c)    Other Third Party Licenses. In the event that Acucela (or its Affiliate or Sublicensee, as applicable) is required to obtain, and obtains, one or more licenses under Patent Rights of Third Parties that are necessary for the manufacture, use or sale of a Product in a country (hereinafter “Third Party Licenses”), Acucela may deduct 50% of the royalties actually paid to such Third Party under such Third Party License with respect to sales of such Product in such country from the royalties otherwise payable to YouHealth under this Agreement with respect to Net Sales of such Product in such country; provided, however, that the royalties payable to YouHealth with respect to Net Sales of such Product in such country may not be reduced by more than 50% in any calendar quarter as a result of any and all such offsets in the aggregate. Any portion of the royalties paid to such Third Party under such Third Party License with respect to such Product in such country that Acucela would, but for the foregoing limitation on royalty reductions, be entitled to deduct under this Section 6.8(c) shall be carried over and applied against royalties payable to YouHealth in respect of such Product in such country in subsequent calendar quarters or against commercialization milestone payments that become due with respect to such Product until the full deduction is taken; and provided, further, that Acucela will not be entitled to credit any portion of royalties paid by Acucela or its Affiliate or Sublicensee to Third Parties with respect to any Other Active in any Combination Product. For purposes of this Section 6.8(c), “Acucela Deducted Amount” shall mean any amount that is (a) deducted by Acucela pursuant to this Section 6.8(c) from the royalties otherwise payable by Acucela to YouHealth under this Agreement with respect to sales of a Product in a country of the Acucela Territory, and (b) in turn deducted by YouHealth from the royalties otherwise payable by YouHealth to UC under the UC License with respect to such sales of such Product in such country. [†]. Acucela shall promptly provide YouHealth with written evidence of such payment to UC.

7.	PAYMENTS; RECORDS; AUDITS.
7.1    Payment; Reports. Royalties shall be calculated and reported for each calendar quarter and shall be paid within 60 days after the end of each of the first three calendar quarters and within 90 days after the end of the fourth calendar quarter. Each payment shall be accompanied by

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a report of Net Sales of Products by Acucela, its Affiliates and Sublicensees in the Acucela Territory, which report shall include the gross sales and Net Sales of such Products, the royalties payable, a description of the method used to calculate the royalties payable, and the exchange rates used, in each case presented on a country-by-country basis.
7.2    Exchange Rate; Manner and Place of Payment. All payments hereunder shall be payable in U.S. dollars. When conversion of payments from any foreign currency is required, such conversion shall be calculated using an exchange rate equal to the weighted average of the rates of exchange for the currency of the country from which the royalties are payable as published by The Wall Street Journal, Eastern U.S. Edition, during the calendar quarter for which a payment is due. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to the bank and account designated in writing by YouHealth.
7.3    Withholding. All payments hereunder shall be made by Acucela to YouHealth within the United States by Acucela or an Affiliate that is a U.S. resident. YouHealth will pay any and all taxes levied on account of any payments made to it under this Agreement. If any taxes are paid or required to be withheld by Acucela for the benefit of YouHealth on account of any royalties or other payments payable to YouHealth under this Agreement, Acucela will (a) deduct such taxes from the amount of royalties or other payments otherwise due to YouHealth, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to YouHealth and certify its receipt by the taxing authority within 30 days following such payment.
7.4    Audits. Acucela shall keep (and shall cause its Affiliates and Sublicensees to keep) complete and accurate records pertaining to the sale or other disposition of Products in sufficient detail to permit YouHealth to confirm the accuracy of all royalty payments and sales-based milestone payments due hereunder for a period of three years from the end of the calendar year to which such records relate. YouHealth shall have the right, once annually, to cause an independent, certified public accountant reasonably acceptable to Acucela (the “Auditor”) to audit such records solely to confirm Net Sales and royalties for a period covering not more than the preceding three years. Such audits may be exercised during normal business hours upon reasonable prior written notice to Acucela. No calendar year shall be subject to audit under this section more than once. The Auditor will execute a reasonable written confidentiality agreement with Acucela and will disclose to YouHealth only such information as is reasonably necessary to provide YouHealth with information regarding any actual or potential discrepancies between amounts reported and actually paid and amounts payable under this Agreement. The Auditor will send a copy of the report to Acucela at the same time it is sent to YouHealth. The report sent to both Parties will include the methodology and calculations used to determine the results. Prompt adjustments shall be made by the Parties to reflect the results of such audit. YouHealth shall bear the full cost of such audit unless such audit discloses an underpayment by Acucela of more than 5% of the amount due for any calendar year

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under this Agreement, in which case, Acucela shall bear the full cost of such audit and shall promptly remit to YouHealth the amount of any underpayment plus interest calculated in accordance with Section 7.5. If such audit discloses an overpayment by Acucela, then Acucela will deduct the amount of such overpayment from amounts otherwise owed to YouHealth under this Agreement.
7.5    Late Payments. In the event that any amount due under this Agreement is not paid when due, such amount shall accrue (and Acucela shall pay) interest from the date due at the rate of [†]; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit YouHealth from exercising any other rights it may have as a consequence of the lateness of any payment.

8.	CONFIDENTIALITY.
8.1    Confidential Information. Except to the extent expressly authorized by this Agreement, each Party (it being understood that for purposes of this Article 8, YouHealth and Kangrui shall be considered a single “Party”) agrees that, during the Term, and for five years thereafter, such Party (the “Receiving Party”) shall keep confidential, and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement, any Information furnished to it by the other Party (the “Disclosing Party”) pursuant to this Agreement or any Confidentiality Agreement (collectively, “Confidential Information”). The Receiving Party may use Confidential Information only to the extent required to accomplish the purposes of this Agreement. The Receiving Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than reasonable care) to ensure that its, and its Affiliates’, employees, agents, consultants and other representatives (“Representatives”) do not disclose or make any unauthorized use of the Confidential Information. The Receiving Party shall promptly notify the Disclosing Party upon discovery of any unauthorized use or unauthorized disclosure of the Disclosing Party’s Confidential Information.
8.2    Exceptions. Confidential Information shall not include any information which the Receiving Party can prove by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party in violation of this Article 8, generally known or available; (b) is known by the Receiving Party or any of its Affiliates at the time of receiving such information, as evidenced by its records; (c) is hereafter furnished to the Receiving Party or any of its Affiliates by a Third Party, as a matter of right and without restriction on disclosure; or (d) is independently discovered or developed by the Receiving Party or any of its Affiliates, outside of the performance of Joint Development Plan activities and without the use of Confidential Information of the Disclosing Party.

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8.3    Authorized Disclosure. Notwithstanding the provisions of Section 8.1, the Receiving Party may disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement, or if and to the extent such disclosure is reasonably necessary in the following instances:
(a)    filing or prosecuting Patent Rights as permitted by this Agreement;
(b)    enforcing such Party’s rights under this Agreement and in performing its obligations under this Agreement;
(c)    prosecuting or defending litigation as permitted by this Agreement;
(d)    complying with applicable court orders, applicable laws, rules or regulations, or the listing rules of any exchange on which the Receiving Party’s securities are traded;
(e)    disclosure in Regulatory Filings or Regulatory Documents that the Receiving Party has the right to make under this Agreement;
(f)    in the case of YouHealth, disclosure to UC to the extent required to comply with the UC License; and
(g)    disclosure to the Receiving Party’s Affiliates, to actual or potential Sublicensees (or licensees or sublicensees), and to the Receiving Party’s and its Affiliates’ Representatives who, in each case, have a need to know such information in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement, provided, in each case, that any such Affiliate, actual or potential Sublicensee (or licensee or sublicensee), or Representative agrees to be bound by terms of confidentiality and non-use at least as restrictive as those set forth in this Article 8; and
(h)    disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by reasonable obligations of confidentiality and non-use comparable to those contained in this Agreement (it being understood that such obligations need not be of the same duration of those contained in this Agreement).
Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 8.3(c) or 8.3(d), it will, except where impracticable, (i) give reasonable advance notice to the Disclosing Party of such disclosure, (ii) use efforts to secure confidential treatment of such information at least as diligent as the Receiving Party would use to protect its own confidential information, but in no

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event less than reasonable efforts, and (iii) cooperate with any efforts by the Disclosing Party, at the Disclosing Party’s request and expense, to secure confidential treatment of such Confidential Information.
8.4    Publications.
(a)    Option Period Results. During the Option Period, if a Party proposes to publish or present any material disclosing data and results generated by or on behalf of such Party in the performance of the development activities undertaken by such Party pursuant to Section 3.2(a) or Section 3.2(b), as applicable, such as by oral presentation, manuscript or abstract, then, before any such material is submitted for publication or disclosure, the Party proposing publication or presentation shall deliver a complete copy to the other Party at least 45 days (except in the case of oral presentation materials and abstracts, which are addressed below) prior to submitting the material to a publisher or initiating such other disclosure, and the non‑publishing Party shall review any such material and give their respective comments to the publishing Party within 30 days of the delivery of such material to the non‑publishing Party, which comments shall be considered by the publishing Party in good faith. With respect to oral presentation materials and abstracts, the publishing Party shall deliver a complete copy to the non‑publishing Party at least 15 days prior to the anticipated date of the presentation, and the non‑publishing Party shall use reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the publishing Party with appropriate comments, if any, but in no event later than 5 days from the date of delivery to the non‑publishing Party, which comments shall be considered by the publishing Party in good faith. The publishing Party shall comply with the non‑publishing Party’s requests to delete references to the non‑publishing Party’s Confidential Information in any such material and, if the non‑publishing Party identifies potentially patentable subject matter in such material, agrees to delay any submission for publication or other public disclosure for a period of up to an additional 60 days to allow for the preparation and filing of appropriate patent applications.
(b)    Clinical Trial Results. For clarity, Acucela and its Affiliates shall be free to publish, and to authorize Sublicensees to publish, the results of any clinical trial of a Product conducted by or on behalf of Acucela, its Affiliate or a Sublicensee, without the prior review or approval of YouHealth.
8.5    Public Announcements.
(a)    Joint Press Release. No later than one (1) Business Day following the Effective Date, the Parties shall issue a joint press release announcing the execution of this Agreement in substantially the form(s) attached hereto as Exhibit B.

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(b)    Additional Press Releases. After issuance of the initial joint press release, it is understood that each Party may desire or be required to issue subsequent press releases relating to this Agreement or activities hereunder. Acucela shall be free to issue such subsequent press releases without the prior review or approval of YouHealth, including, but not limited to, any such releases that Acucela determines are reasonably necessary to comply with Applicable Laws, including disclosure requirements of the U.S. Securities and Exchange Commission, or with the requirements of any stock exchange on which securities issued by Acucela or its Affiliates are traded. In addition, Acucela may make public statements regarding this Agreement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, so long as the contents of any such public statement or press release do not reveal non‑public information about YouHealth. Should YouHealth wish to issue any subsequent press release, YouHealth agrees to consult with Acucela reasonably and in good faith with respect to the text and timing of such press release prior to the issuance thereof and to provide Acucela with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford Acucela a reasonable opportunity to review and comment upon the proposed text.
(c)    Filing of this Agreement. The Parties shall coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with any securities authority or with any stock exchange on which securities issued by a Party or its Affiliate are traded, and each Party will use reasonable efforts to seek and obtain confidential treatment for the terms proposed to be redacted; provided that each Party will ultimately retain control over what terms are disclosed to any securities authority or stock exchange, as the case may be, to the extent such Party determines, on the advice of legal counsel, that disclosure is reasonably necessary to comply with Applicable Laws, including disclosure requirements of the U.S. Securities and Exchange Commission, or with the requirements of any stock exchange on which securities issued by a Party or its Affiliates are traded, and provided further that the Parties will use their reasonable efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies.

9.	INTELLECTUAL PROPERTY.
9.1    Ownership of Inventions. Inventorship of Inventions shall be determined in accordance with the rules of inventorship under U.S. patent laws. YouHealth shall solely own all YouHealth Inventions. Acucela shall solely own all Acucela Inventions. The Parties shall jointly own all Joint Inventions.
9.2    Prosecution and Maintenance. For purposes of this Section 9.2, the terms “prosecution” and “maintenance” (including variations such as “prosecute” and “maintain”) shall mean, with respect to a Patent Right, the preparing, filing, prosecution, maintenance and defense

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of such Patent Right, in the applicable jurisdiction, as well as re-examinations, reissues and requests for patent term extensions and the like with respect to such Patent Right, together with the conduct of interferences, the defense of oppositions and other similar proceedings with respect to a Patent Right.
(a)    YouHealth Patents. The rights and obligations of the Parties and Kangrui set forth in this Section 9.2(a) with respect to UC/Kangrui Patents shall be subject to UC’s rights and Kangrui’s obligations under the UC License.
(i)    Acucela Territory. YouHealth shall have the first right, but not the obligation, to prosecute and maintain any YouHealth Patents in the Acucela Territory at its sole cost and expense using counsel reasonably acceptable to Acucela. YouHealth and its outside patent counsel shall prepare proposed patent applications in close consultation with Acucela and its outside patent counsel. YouHealth shall consult with Acucela as to the preparation, filing, prosecution and maintenance of YouHealth Patents in the Acucela Territory reasonably prior to any deadline or action with any patent office, and shall furnish to Acucela copies of all relevant drafts and documents reasonably in advance of such consultation. YouHealth shall keep Acucela reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of YouHealth Patents in the Acucela Territory and shall provide to Acucela copies of all material patent office submissions within a reasonable amount of time following submission thereof by YouHealth. YouHealth shall consider the comments of Acucela in good faith. If YouHealth plans not to make any national phase filing of a YouHealth Patent in any country of the Acucela Territory or, if YouHealth desires to abandon or cease prosecution or maintenance of any YouHealth Patent in any country of the Acucela Territory, YouHealth shall provide written notice to Acucela of such intention promptly after YouHealth makes such determination (which notice shall be given no later than 90 days prior to the next deadline for any action that must be taken with respect to such YouHealth Patent in the relevant patent office), and Acucela shall have the right, but not the obligation, to assume responsibility for prosecution and maintenance of such YouHealth Patent at its sole cost and expense.
(ii)    YouHealth Territory. YouHealth shall have the sole right, but not the obligation, to prosecute and maintain the YouHealth Patents in the YouHealth Territory, at its sole cost and expense.
(b)    Acucela Patents. Acucela shall have the sole right, but not the obligation, to prosecute and maintain the Acucela Patents throughout the world, at its sole cost and expense.
(c)    Joint Patents. YouHealth shall have the first right, but not the obligation, to prosecute and maintain Joint Patents in the YouHealth Territory, at its sole cost and expense and by counsel of its own choice, and Acucela shall have the first right, but not the obligation, to prosecute and maintain Joint Patents in the Acucela Territory, at its sole cost and expense and by counsel of

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its own choice. Each Party shall keep the other Party reasonably informed of progress with regard to the prosecution and maintenance of Joint Patents for which such Party (the “Responsible Party”) is responsible, and shall consult with, and consider in good faith the requests and suggestions of, the other Party. In the event that the Responsible Party desires not to file, or desires to abandon or cease prosecution or maintenance of, any Joint Patent in any country of such Party’s Territory, the Responsible Party shall provide written notice to the other Party of such intention promptly after the Responsible Party makes such determination (which notice shall be given no later than 90 days prior to the next deadline for any action that must be taken with respect to such Joint Patent in the relevant patent office). In such case, at the other Party’s sole discretion, upon written notice to the Responsible Party from the other Party, the other Party may elect to continue prosecution or maintenance of any such Joint Patent, at its sole cost and expense and by counsel of its own choice.
9.3    Cooperation of the Parties. Each Party agrees to cooperate fully in the prosecution and maintenance of Patent Rights under Section 9.2 and in the obtaining and maintenance of any patent extensions, supplementary protection certificates and the like with respect thereto respectively at its own costs. Such cooperation includes, but is not limited to: (a) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, so as to effectuate the ownership of Inventions set forth in Section 9.1, and Patent Rights claiming or disclosing such Inventions, and to enable the other Party to apply for and to prosecute patent applications in any country as permitted by Section 9.2; and (b) promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications.
9.4    Interference, Opposition, Invalidation, Reexamination and Reissue.
(a)    YouHealth Patents. The rights and obligations of the Parties and Kangrui set forth in this Section 9.4(a) shall be subject the rights of UC under the UC/Kangrui License with respect to UC/Kangrui Patents.
(i)    Acucela Territory. Each Party shall, within 10 days of learning of such event, inform the other Party of any request for, or filing or declaration of, any interference, opposition, invalidation, reissue or reexamination relating to YouHealth Patents in the Acucela Territory.
(1)    Acucela First Right. With respect to any request for, or filing or declaration of, any interference, opposition, invalidation, reissue or reexamination relating to YouHealth Patents in the Acucela Territory, Acucela shall have the first right (in its discretion) to initiate, prosecute and/or respond, to such action or proceeding, provided that Acucela shall consult with YouHealth with respect to any such action or proceeding and shall consider YouHealth’s position in good faith. In the event that Acucela elects to initiate, prosecute and/or respond to any

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interference, opposition, invalidation, reexamination, or reissue proceeding relating to any YouHealth Patent, the expenses thereof shall be borne solely by Acucela. Acucela shall not settle any interference, opposition, invalidation, reissue or reexamination action or proceeding relating to any YouHealth Patent in the Acucela Territory without the prior written consent of YouHealth, which consent shall not be unreasonably withheld. Acucela shall keep YouHealth informed of developments in any such action or proceeding involving any such YouHealth Patent.
(2)    YouHealth Back-Up Right. Acucela shall promptly inform YouHealth in the event that Acucela elects not to initiate, prosecute and/or respond to any interference, opposition, invalidation, reissue or reexamination relating to any YouHealth Patent in the Acucela Territory, and in such case, YouHealth shall have the right to do so (in YouHealth’s discretion), at its cost and expense. YouHealth shall not settle any interference, opposition, invalidation, reissue or reexamination action or proceeding relating to any YouHealth Patent in the Acucela Territory without the prior written consent of Acucela, which consent shall not be unreasonably withheld. YouHealth shall keep Acucela informed of developments in any such action or proceeding involving any such YouHealth Patent.
(ii)    YouHealth Territory. YouHealth shall have the sole right, in its discretion, to handle any interference, opposition, invalidation, reissue, or reexamination proceeding relating to YouHealth Patents in the YouHealth Territory, and Acucela shall have no rights in connection therewith.
(b)    Acucela Patents. Acucela shall have the sole right, in its discretion, to handle any interference, opposition, invalidation, reissue, or reexamination proceeding relating to Acucela Patents, and YouHealth shall have no rights in connection therewith.
(c)    Joint Patents. Each Party shall, within 10 days of learning of such event, inform the other Party of any request for, or filing or declaration of, any interference, opposition, invalidation, reissue or reexamination relating to Joint Patents.
(i)    Acucela Territory.
(1)    Acucela First Right. With respect to any request for, or filing or declaration of, any interference, opposition, invalidation, reissue or reexamination relating to the Joint Patents, Acucela shall have the first right (in its discretion) to initiate, prosecute and/or respond, to such action or proceeding, provided that Acucela shall consult with YouHealth with respect to any such action or proceeding and shall consider YouHealth’s position in good faith. In the event that Acucela elects to initiate, prosecute and/or respond to any interference, opposition, invalidation, reexamination, or reissue proceeding relating to any Joint Patent, the expenses thereof shall be borne solely by Acucela. Acucela shall not settle any interference, opposition, invalidation, reissue or

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reexamination action or proceeding relating to any Joint Patent in the Acucela Territory without the prior written consent of YouHealth, which consent shall not be unreasonably withheld. Acucela shall keep YouHealth informed of developments in any such action or proceeding involving any such Joint Patent.
(2)    YouHealth Back-Up Right. Acucela shall promptly inform YouHealth in the event that Acucela elects not to initiate, prosecute and/or respond to any interference, opposition, invalidation, reissue or reexamination relating to any Joint Patent in the Acucela Territory, and in such case, YouHealth shall have the right to do so (in YouHealth’s discretion), at its cost and expense. YouHealth shall not settle any interference, opposition, invalidation, reissue or reexamination action or proceeding relating to any Joint Patent in the Acucela Territory without the prior written consent of Acucela, which consent shall not be unreasonably withheld. YouHealth shall keep Acucela informed of developments in any such action or proceeding involving any such Joint Patent.
(ii)    YouHealth Territory.
(1)    YouHealth First Right. With respect to any request for, or filing or declaration of, any interference, opposition, invalidation, reissue or reexamination relating to the Joint Patents, YouHealth shall have the first right (in its discretion) to initiate, prosecute and/or respond, to such action or proceeding, provided that YouHealth shall consult with Acucela with respect to any such action or proceeding and shall consider Acucela’s position in good faith. In the event that YouHealth elects to initiate, prosecute and/or respond to any interference, opposition, invalidation, reexamination, or reissue proceeding relating to any Joint Patent, the expenses thereof shall be borne solely by YouHealth. YouHealth shall not settle any interference, opposition, invalidation, reissue or reexamination action or proceeding relating to any Joint Patent in the YouHealth Territory without the prior written consent of Acucela, which consent shall not be unreasonably withheld. YouHealth shall keep Acucela informed of developments in any such action or proceeding involving any such Joint Patent.
(2)    Acucela Back-Up Right. YouHealth shall promptly inform Acucela in the event that YouHealth elects not to initiate, prosecute and/or respond to any interference, opposition, invalidation, reissue or reexamination relating to any Joint Patent in the YouHealth Territory, and in such case, Acucela shall have the right to do so (in Acucela’s discretion), at its cost and expense. Acucela shall not settle any interference, opposition, invalidation, reissue or reexamination action or proceeding relating to any Joint Patent in the YouHealth Territory without the prior written consent of YouHealth, which consent shall not be unreasonably withheld. Acucela shall keep YouHealth informed of developments in any such action or proceeding involving any such Joint Patent.

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9.5    Enforcement and Defense of Patent Rights. Each Party shall notify the other Party in writing within 10 Business Days (except as expressly set forth below) of becoming aware of any alleged or threatened infringement by a Third Party of any of the YouHealth Patents or Joint Patents (“Infringement”), including (x) any such alleged or threatened Infringement on account of a Third Party’s manufacture, use or sale of Compound or Product in the Field, (y) any certification filed in the United States under 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2) or similar provisions in other jurisdictions in connection with an ANDA (an Abbreviated New Drug Application in the United States or a comparable application for Marketing Approval under Applicable Law in any country other than the United States) or other NDA for a Product in the Field (a “Patent Certification”), and (z) any declaratory judgment action filed by a Third Party that is developing, manufacturing or commercializing Compound or Product in the Field alleging the invalidity, unenforceability or non-infringement of any of the YouHealth Patents or Joint Patents ((x)-(z), collectively, “Competitive Infringement”); provided, however, that each Party shall notify the other Party of any Patent Certification regarding any YouHealth Patent or Joint Patent that it receives, and such Party shall provide the other Party with a copy of such Patent Certification, within five (5) days of receipt.
(a)    YouHealth Patents. The rights and obligations of the Parties and Kangrui set forth in this Section 9.5(a) shall be subject the rights of UC under the UC/Kangrui License with respect to UC/Kangrui Patents.
(i)    Acucela Territory. Acucela shall have the first right, but not the obligation, to bring (or defend) and control any action or proceeding with respect to Competitive Infringement of a YouHealth Patent in the Acucela Territory, at Acucela’s own expense and by counsel of its own choice, and YouHealth shall have the right to be represented in any such action or proceeding, at YouHealth’s own expense and by counsel of its own choice. If Acucela fails to bring any such action or proceeding with respect to Competitive Infringement of any YouHealth Patent in the Acucela Territory within 90 days following the notice of alleged Competitive Infringement, YouHealth shall have the right to bring (or defend) and control any such action at its own expense and by counsel of its own choice, and Acucela shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.
(ii)    YouHealth Territory. YouHealth shall have the sole right, in its discretion, to bring (or defend) and control any action or proceeding with respect to Competitive Infringement of a YouHealth Patent in the YouHealth Territory, at YouHealth’s own expense and by counsel of its own choice, and Acucela shall have no rights in connection therewith.

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(b)    Joint Patents.
(i)    Competitive Infringement.
(1)    Acucela Territory. Acucela shall have the first right, but not the obligation, to bring (or defend) and control any action or proceeding with respect to Competitive Infringement of any Joint Patent in the Acucela Territory, at its own expense and by counsel of its own choice, and YouHealth shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If Acucela fails to bring any such action or proceeding with respect to Competitive Infringement of any Joint Patent in the Acucela Territory within 90 days following the notice of alleged infringement, YouHealth shall have the right to bring (or defend) and control any such action at its own expense and by counsel of its own choice, and Acucela shall have the right, at its own expense, to be represented in any such action by counsel of its own choice; provided, however, that if the applicable Competitive Infringement is the result of a Party’s receipt of a Patent Certification with respect to a Joint Patent in the Acucela Territory, Acucela shall notify YouHealth of Acucela’s decision to bring (or defend) and control any action or proceeding within 10 days of Acucela’s receipt of such Patent Certification with respect to such Joint Patent, after which time YouHealth shall have the right to bring (or defend) and prosecute such action, and Acucela shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.
(2)    YouHealth Territory. YouHealth shall have the first right, but not the obligation, to bring (or defend) and control any action or proceeding with respect to Competitive Infringement of any Joint Patent in the YouHealth Territory, at its own expense and by counsel of its own choice, and Acucela shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If YouHealth fails to bring any such action or proceeding with respect to Competitive Infringement of any Joint Patent in the YouHealth Territory within 90 days following the notice of alleged infringement, Acucela shall have the right to bring (or defend) and control any such action at its own expense and by counsel of its own choice, and YouHealth shall have the right, at its own expense, to be represented in any such action by counsel of its own choice; provided, however, that if the applicable Competitive Infringement is the result of a Party’s receipt of a Patent Certification with respect to a Joint Patent in the YouHealth Territory, YouHealth shall notify Acucela of YouHealth’s decision to bring (or defend) and control any action or proceeding within 10 days of YouHealth’s receipt of such Patent Certification with respect to such YouHealth Patent, after which time Acucela shall have the right to bring (or defend) and prosecute such action, and YouHealth shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

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(ii)    Other Infringement. The Parties shall mutually agree on a case-by-case basis (A) whether to bring (or defend) and control any action or proceeding with respect to Infringement of any Joint Patent anywhere in the world to the extent the Infringement is not Competitive Infringement, (B) which Party would bring (or defend) and control such action, and (C) how the expenses of, and any recovery from, any such action would be allocated.
(c)    Acucela Patents. Acucela shall have the sole right, but not the obligation, to bring (or defend) and control any action or proceeding with respect to infringement of any Acucela Patent at its own expense and by counsel of its own choice.
(d)    Cooperation. In the event a Party brings (or defends) an infringement action in accordance with this Section 9.5, or in the event a Party is entitled to bring (or defend) an infringement action in accordance with this Section 9.5 but lacks standing to do so, the other Party shall cooperate fully, including, if required to bring (or defend) such action, the furnishing of a power of attorney or being named as a party. Neither Party shall enter into any settlement or compromise of any action under this Section 9.5 which would in any manner alter, diminish, or be in derogation of the other Party’s rights under this Agreement without the prior written consent of such other Party, which shall not be unreasonably withheld.
(e)    Recovery. Except as otherwise agreed by the Parties in connection with a cost-sharing arrangement, any recovery realized by a Party as a result of any action or proceeding pursuant to this Section 9.5, whether by way of settlement or otherwise, shall be applied first to reimburse the documented out-of-pocket legal expenses of the Party that brought (or defended) and controlled such action or proceeding incurred in connection with such action or proceeding, and second to reimburse the documented out-of-pocket legal expenses of the other Party incurred in connection with such action or proceeding, and any remaining amounts shall be retained by the Party that brought (or defended) and controlled such action; provided, however, that:
(i)    any recovery realized by Acucela as a result of any action brought (or defended) and controlled by Acucela pursuant to Section 9.5(a)(i) or Section 9.5(b)(i)(1) (after reimbursement of the Parties’ documented out-of-pocket legal expenses relating to the action or proceeding) shall be allocated as follows:
(1)    compensatory damages shall: if awarded [†]; and
(2)    non‑compensatory damages [†]; and
(ii)    any recovery realized by YouHealth as a result of any action brought and controlled by YouHealth pursuant to Section 9.5(b)(i)(2) (after reimbursement of the Parties’ documented out-of-pocket legal expenses relating to the action or proceeding) shall be allocated as follows:

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(1)    compensatory damages shall [†]; and
(2)    non‑compensatory damages shall [†].
9.6    Patent Term Extensions.
(a)    YouHealth Patents. The rights and obligations of the Parties and Kangrui set forth in this Section 9.6(a) shall be subject the rights of UC under the UC License with respect to UC/Kangrui Patents. Acucela shall have the right to determine the YouHealth Patents for which it will apply for patent extension in any country of the Acucela Territory for any Product in the Field, provided that Acucela shall consult with YouHealth with respect to any such patent extension and shall consider YouHealth’s position in good faith. Acucela shall file for any such extension at Acucela’s cost and expense. YouHealth shall provide all reasonable assistance to Acucela in connection with such filings, provided that Acucela shall pay or reimburse any out-of-pocket costs incurred by YouHealth in providing such assistance.
(b)    Joint Patents. Acucela shall have the right to determine the Joint Patents for which it will apply for patent extension in any country and/or region in the Acucela Territory for any Product in the Field, and Acucela shall file for any such extension at Acucela’s cost and expense, and YouHealth shall have the right to determine the Joint Patents for which it will apply for patent extension in any country and/or region in the YouHealth Territory for any Product in the Field, and YouHealth shall file for any such extension at YouHealth’s cost and expense. Each Party shall provide all reasonable assistance to the other Party in connection with such filings, provided that the Party filing for any such extension shall pay or reimburse any out-of-pocket costs incurred by the other Party in providing such assistance.
(c)    Acucela Patents. Acucela shall have the sole right to apply for extension of any Acucela Patent in any country and/or region for any product, including, without limitation, any Product in the Field, at Acucela’s sole cost and expense.
9.7    Infringement of Third Party Rights. Each Party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either Party pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party. Neither Party shall have the right to settle any patent infringement litigation under this Section 9.7 in a manner that diminishes the rights or interests of the other Party without the written consent of such other Party (which shall not be unreasonably withheld).
9.8    UC License. To the extent the rights of Acucela under this Article 9 are subject to the terms of the UC License with respect to the UC/Kangrui Patents, YouHealth agrees to use its reasonable efforts to facilitate interactions between UC and Acucela so as to allow for Acucela to exercise its rights as set forth in this Article 9, and YouHealth agrees to reasonably consult and

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cooperate with Acucela and UC in connection therewith. Provided that YouHealth provides such reasonable consultation and cooperation, YouHealth shall have no liability to Acucela in the event that UC restricts, denies or otherwise interferes with Acucela’s rights as set forth in Article 9.
9.9    Marking. To the extent required by applicable law, Acucela shall, and shall cause its Affiliates and Sublicensees to, mark all Products made, used or sold in the Field in the Acucela Territory, or their containers, with the number of each issued YouHealth Patent that applies to such Product; provided, however, that in any event Acucela shall, and shall cause its Affiliates and Sublicensees to, mark all Products made, used or sold in the Field in the Acucela Territory, or their containers, with the number of each issued UC/Kangrui Patent that applies to such Product.

10.	REPRESENTATIONS AND WARRANTIES; DISCLAIMER; LIMITATION OF LIABILITY.
10.1    Mutual Representations and Warranties. Each Party represents and warrants to the other that, as of the Effective Date: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it may be bound (including, with respect to YouHealth, the UC License and the Kangrui License), nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.
10.2    YouHealth Representations and Warranties. YouHealth represents and warrants to Acucela that as of the Effective Date:
(a)    Exhibit A attached hereto contains a true and complete list of the YouHealth Patents existing on the Effective Date. The YouHealth Patents listed in Exhibit A constitute all of the Patent Rights Controlled by YouHealth or Kangrui as of the Effective Date that cover Compound or Product, or the manufacture, use, sale, offer for sale or import of Compound or Product;
(b)    YouHealth (i) has the right to grant the Option, the Acucela R&D License and the License; and (ii) has not granted to any Third Party any license or other right with respect to Compound, Product or YouHealth Technology that conflicts with the Option, licenses and rights granted to Acucela herein;

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(c)    other than the UC License and the Kangrui License, there are no agreements in effect as of the Effective Date between YouHealth and any of its Affiliates or any Third Party under which rights with respect to the YouHealth Technology are being licensed to YouHealth;
(d)    Kangrui and UC are the joint owners (and the only joint owners) of the YouHealth Patents in existence on the Effective Date;
(e)    to the best of YouHealth’s knowledge (without due inquiry), the issued and unexpired claims included in the YouHealth Patents existing as of the Effective Date are valid and enforceable;
(f)    to the best of YouHealth’s knowledge, no reexamination, interference, invalidity, opposition, nullity or similar claim or proceeding is pending or threatened with respect to any YouHealth Patent existing as of the Effective Date;
(g)    it has not received written notice from any Third Party claiming that the manufacture, use, sale, offer for sale or import of Compound or Product infringes or would infringe the patent or other intellectual property rights of any Third Party;
(h)    there are no claims, judgments or settlements against or owed by YouHealth with respect to the YouHealth Technology, and neither YouHealth is a party to any legal action, suit or proceeding relating to the YouHealth Technology, nor has YouHealth received any written communication from any Third Party, including, without limitation, any Regulatory Authority or other government agency, threatening such action, suit or proceeding;
(i)    both the UC License and the Kangrui License are legal, valid, enforceable and are in full force and effect, and YouHealth has provided Acucela a true and complete copy of the UC License and the Kangrui License, including any and all amendments to either of the foregoing;
(j)    neither YouHealth nor, to the best of YouHealth’s knowledge, UC is in material violation of or material default under (nor does there exist any condition which upon the passage of time or the giving of notice or both, would reasonably be expected to cause such a material violation of or material default under or permit termination, modification or acceleration of) the UC License;
(k)    to the best of YouHealth’s knowledge, all tangible or recorded information and data provided by or on behalf of YouHealth to Acucela related to Compound or Product on or before the Effective Date in contemplation of this Agreement was and is true, accurate and complete in all material respects;

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(l)    neither YouHealth nor its Affiliates has filed any Regulatory Filing for Compound or Product;
(m)    neither YouHealth nor its Affiliates is debarred or disqualified under the Act or comparable Applicable Laws outside of the United States; and
(n)    neither YouHealth nor its Affiliates has employed or otherwise used in any capacity, in connection with the development or manufacture of Compound or Product, the services of any person debarred or disqualified under United States law, including 21 U.S.C. §335a, or any foreign equivalent thereof.
10.3    Kangrui Representations and Warranties. Kangrui represents and warrants to Acucela that as of the Effective Date:
(a)    Kangrui has not granted to any Third Party any license or other right with respect to Compound, Product or Kangrui Technology that conflicts with the “License” (as such term is defined in the Kangrui License) or with the Option, licenses and rights granted to Acucela herein;
(b)    Kangrui and, to the best of Kangrui’s knowledge, UC are the joint owners (and the only joint owners) of the UC/Kangrui Patents in existence as of the Effective Date;
(c)    to the best of Kangrui’s knowledge (without due inquiry), the issued and unexpired claims included in the Kangrui Patents existing as of the Effective Date are valid and enforceable;
(d)    to the best of Kangrui’s knowledge, no reexamination, interference, invalidity, opposition, nullity or similar claim or proceeding is pending or threatened in writing with respect to any Kangrui Patent existing as of the Effective Date;
(e)    it has not received written notice from any Third Party claiming that the manufacture, use, sale, offer for sale or import of Compound or Product infringes or would infringe the patent or other intellectual property rights of any Third Party;
(f)    there are no claims, judgments or settlements against or owed by Kangrui with respect to the Kangrui Technology, and Kangrui is not a party to any legal action, suit or proceeding relating to the Kangrui Technology, nor has Kangrui received any written communication from any Third Party, including, without limitation, any Regulatory Authority or other government agency, threatening such action, suit or proceeding;
(g)    the Kangrui License, in the form provided by YouHealth to Acucela, (i) is legally binding upon Kangrui, enforceable in accordance with its terms, and in full force and effect

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and (ii) does not conflict with any agreement, instrument or understanding, oral or written, to which Kangrui is a party or by which Kangrui may be bound;
(h)    neither Kangrui nor YouHealth is in material violation of or material default under (nor does there exist any condition which upon the passage of time or the giving of notice or both, would reasonably be expected to cause such a material violation of or material default under or permit termination, modification or acceleration of) the Kangrui License;
(i)    neither Kangrui nor any of its Affiliates has filed any Regulatory Filing for Compound or Product;
(j)    Kangrui is not debarred or disqualified under the Act or comparable Applicable Laws outside of the United States; and
(k)    neither Kangrui nor any of its Affiliates has employed or otherwise used in any capacity, in connection with the development or manufacture of Compound or Product, the services of any person debarred or disqualified under United States law, including 21 U.S.C. §335a, or any foreign equivalent thereof.
10.4    Acucela Representations and Warranties. Acucela represents and warrants to YouHealth that as of the Effective Date of this Agreement neither Acucela nor any of its Affiliates is debarred or disqualified under the Act or comparable Applicable Laws outside the United States.
10.5    YouHealth Covenants. In addition to any covenants made by YouHealth elsewhere in this Agreement, YouHealth hereby covenants to Acucela as follows:
(a)    during the Term, YouHealth will not grant any Third Party any license or other right with respect to Compound, Product or YouHealth Technology in derogation of the Option, licenses and rights granted to Acucela hereunder;
(b)    YouHealth will maintain the UC License in full force and effect and will not terminate the UC License, and will maintain the Kangrui License in full force and effect and will not terminate the Kangrui License;
(c)    YouHealth will not amend or waive, or take any action or omit to take any action that would alter, any of YouHealth’s rights under the UC License or the Kangrui License in any manner that would adversely affect Acucela’s rights under this Agreement; and
(d)    YouHealth shall promptly notify Acucela of the receipt or delivery of any notice of any default under, or any termination or amendment of, the UC License.
10.6    Kangrui Covenants. Kangrui hereby covenants to Acucela as follows:

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(a)    during the Term, Kangrui will not grant any Third Party any license or other right with respect to Compound, Product or Kangrui Technology in derogation of the license and rights granted to YouHealth under the Kangrui License; and
(b)    Kangrui will not amend or waive, or take any action or omit to take any action that would alter, any of YouHealth’s rights under the Kangrui License in any manner that would adversely affect Acucela’s rights under this Agreement.
10.7    Mutual Covenants. In addition to any covenants made by it elsewhere in this Agreement, YouHealth hereby covenants to Acucela, and Acucela hereby covenants to YouHealth, as follows:
(a)    neither such Party nor any of its Affiliates will employ or use the services of any Person who is debarred or disqualified under United States law, including 21 U.S.C. §335a, or any foreign equivalent thereof, in connection with activities relating to Compound or Product; and in the event that such Party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any Person providing services to such Party or any of its Affiliates with respect to any activities relating to Compound or Product, such Party will immediately notify the other Party in writing and such Party will cease, or cause its Affiliate to cease (as applicable), employing, contracting with, or retaining any such Person to perform any services relating to Compound or Product;
(b)    neither such Party nor any of its Affiliates will, in connection with the exercise of such Party’s rights or performance of its obligations under this Agreement, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a public official or entity or other Person for purpose of obtaining or retaining business for or with, or directing business to, any Person, including such Party and its Affiliates, nor will such Party or any of its Affiliates directly or indirectly promise, offer or provide any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a public official or entity or any other Person in connection with the exercise of such Party’s rights or performance of such Party’s obligations under this Agreement;
(c)    neither such Party nor any of its Affiliates (or any of their respective employees and contractors), in connection with the exercise of such Party’s rights or performance of such Party’s obligations under this Agreement, shall cause the other Party to be in violation of Anti-Corruption Laws or Export Control Laws; and
(d)    such Party shall immediately notify the other Party if such Party has any information or suspicion that there may be a violation of Anti-Corruption Laws or Export Control

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Laws in connection with the exercise of such Party’s rights or performance of such Party’s obligations under this Agreement.
10.8    Performance by Affiliates and Contractors. The Parties recognize that each Party may perform some or all of its obligations or exercise some or all of its rights under this Agreement through one or more Affiliates or Third Party contractors; provided, in each case, that (a) none of the other Party’s rights hereunder are diminished or otherwise adversely affected as a result of such delegation or contracting, and (b) each such Affiliate and Third Party contractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information and ownership of Inventions which are substantially the same as those undertaken by the Parties pursuant to Article 8 and Section 9.1; and provided, further, that such Party shall at all times be fully responsible for the performance and payment of such Affiliate or Third Party Contractor.
10.9    Disclaimer. Except as expressly set forth in this Agreement, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED “AS IS.” Except as expressly set forth in this Agreement, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENTS, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.
10.10    Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 8 (EXCLUDING SECTION 8.5), NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; provided, however, that this Section 10.10 shall not be construed to limit either Party’s indemnification obligations under Article 12.

11.	TERM AND TERMINATION.
11.1    Term. The term of this Agreement (the “Term”) shall begin on the Effective Date and, unless earlier terminated in accordance with this Article 11, expire upon either: (a) expiration of the Option Period if Acucela has not exercised its Option prior to such expiration; or (b) expiration of the last-to-expire Royalty Term for any and all Products.
11.2    Termination for Material Breach.
(a)    Each Party shall have the right to terminate this Agreement upon written notice to the other Party if such other Party is in material breach of this Agreement and has not cured such breach within 90 days (or 30 days with respect to any payment breach) after notice from

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the terminating Party requesting cure of the breach. Any such termination shall become effective at the end of such 90-day (or 30-day with respect to any payment breach) period unless the breaching Party has cured such breach prior to the end of such period.
(b)    For clarity, in the event of material breach of this Agreement by YouHealth that is not cured within the applicable notice period set forth in Section 11.2(a), Acucela, at its sole discretion, may either:
(i)    terminate this Agreement in accordance with Section 11.2(a) (in addition to pursuing any remedy that may be available to Acucela at law or in equity as a result of YouHealth’s breach of this Agreement); or
(ii)    elect (A) not to terminate this Agreement, (B) to retain the Option (if then in effect), the Acucela R&D License (if then in effect), and the License (if then in effect), subject to all terms and conditions hereof, and (C) pursue any remedy that may be available to Acucela at law or in equity as a result of YouHealth’s breach of this Agreement, without prejudice to Acucela’s right to terminate this Agreement at a later date pursuant to Section 11.2 (for that uncured material breach or any other uncured material breach of this Agreement by YouHealth) or pursuant to Section 11.3.
11.3    At-Will Termination by Acucela. Acucela shall have the right to terminate this Agreement for any reason or for no reason at any time upon 60 days’ prior written notice to YouHealth.
11.4    Termination for Patent Challenge. YouHealth may terminate this Agreement if Acucela, its Affiliates, a Sublicensee of Acucela, or a third party acting on behalf of any of the foregoing, files, or causes to be filed, a claim (including, but not limited to, a declaratory judgement action or reexamination proceeding) including in any way the assertion that any portion of the UC/Kangrui Patents, Kangrui Patents or YouHealth Patents is invalid or unenforceable.
11.5    Effect of Expiration or Termination.
(a)    Expiration.
(i)    Upon expiration of this Agreement pursuant to clause (a) of Section 11.1, the Option and the Acucela R&D License shall automatically terminate and revert to YouHealth, and the following provisions shall apply.
(1)    Effective as of such expiration, Acucela shall, and it hereby does, grant to YouHealth, a right of first negotiation, [†], to obtain an exclusive, royalty-bearing license, with the right to sublicense, under Acucela Patents and Acucela’s interest in the Joint Patents,

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solely to develop, make, have made, use, sell, offer for sale, have sold, import and otherwise exploit Compound and Products in the Field in the Acucela Territory, [†];
(2)    As promptly as practicable (and in any event within 60 days) after such expiration, Acucela shall: (A) to the extent not previously provided to YouHealth, deliver to YouHealth true, correct and complete copies of all Regulatory Filings and Regulatory Documents, and disclose to YouHealth all previously-undisclosed Acucela Know-How; (B) transfer or assign, or cause to be transferred or assigned, to YouHealth or its designee (or to the extent not so assignable, take all reasonable actions to make available to YouHealth or its designee the benefits of) all INDs, NDAs and Marketing Approvals for Products in the Field held in the name of Acucela or any of its Affiliates; and (C) take such other actions and execute such other instruments, assignments and documents as may be necessary to effect, evidence, register and record the transfer, assignment or other conveyance of rights under this Section 11.5(a)(i)(2) to YouHealth;
(3)    Acucela shall reasonably cooperate, at YouHealth’s expense, with YouHealth and its designee(s) to facilitate a smooth, orderly and prompt transition of any ongoing Product development activities being conducted by or on behalf of Acucela or its Affiliates in the Acucela Territory to YouHealth or its designee(s), with due regard for patient safety and in compliance with all Applicable Laws and GCP;
(4)    YouHealth shall have the right, but not the obligation, to purchase from Acucela any or all usable inventory of Compound and Products in Acucela’s or its Affiliates’ possession as of the date of expiration. Such inventory shall be provided at a transfer price equal to 120% of Acucela’s cost of such inventory (as reflected on Acucela’s books and records used to prepare its financial statements), plus freight, insurance, transportation, postage and handling;
(5)    any sublicense granted by Acucela or its Affiliate to a Sublicensee under the License shall survive the expiration of this Agreement pursuant to clause (a) of Section 11.1 and become a direct license from YouHealth to such Sublicensee, and provided that YouHealth shall have no obligations under such sublicense beyond the obligations expressly set forth in this Agreement; and
(6)    the YouHealth Territory License shall survive.
(ii)    Upon expiration of this Agreement pursuant to clause (b) of Section 11.1, the License shall survive on a fully‑paid, royalty‑free, irrevocable, perpetual basis.
(b)    Any Termination. Upon any termination of this Agreement prior to its expiration, all licenses and rights granted by either Party to the other Party pursuant to this Agreement shall automatically terminate and revert to the granting Party, and all other rights and obligations

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of the Parties under this Agreement shall terminate; in each case, except as expressly provided below in this Section 11.5 or elsewhere in this Article 11.
(c)    Termination by YouHealth Pursuant to Section 11.2 or 11.4, or by Acucela Pursuant to Section 11.3. Solely in the event of termination of this Agreement by YouHealth pursuant to Section 11.2 or 11.4, or by Acucela pursuant to Section 11.3, the following provisions shall apply.
(i)    Effective as of such termination, Acucela shall, and it hereby does, grant to YouHealth, a right of first negotiation, [†], to obtain an exclusive, royalty-bearing license, with the right to sublicense, under Acucela Patents and Acucela’s interest in the Joint Patents, solely to develop, make, have made, use, sell, offer for sale, have sold, import and otherwise exploit Compound and Products in the Field in the Acucela Territory, [†];
(ii)    As promptly as practicable (and in any event within 60 days) after such termination, Acucela shall: (A) to the extent not previously provided to YouHealth, deliver to YouHealth true, correct and complete copies of all Regulatory Filings and Regulatory Documents, and disclose to YouHealth all previously-undisclosed Acucela Know-How; (B) transfer or assign, or cause to be transferred or assigned, to YouHealth or its designee (or to the extent not so assignable, take all reasonable actions to make available to YouHealth or its designee the benefits of) all INDs, NDAs and Marketing Approvals for Products in the Field held in the name of Acucela or any of its Affiliates; and (C) take such other actions and execute such other instruments, assignments and documents as may be necessary to effect, evidence, register and record the transfer, assignment or other conveyance of rights under this Section 11.5(c)(ii) to YouHealth;
(iii)    Acucela shall reasonably cooperate, at YouHealth’s expense, with YouHealth and its designee(s) to facilitate a smooth, orderly and prompt transition of any ongoing Product development activities being conducted by or on behalf of Acucela or its Affiliates in the Acucela Territory to YouHealth or its designee(s), with due regard for patient safety and in compliance with all Applicable Laws and GCP;
(iv)    YouHealth shall have the right, but not the obligation, to purchase from Acucela any or all usable inventory of Compound and Products in Acucela’s or its Affiliates’ possession as of the date of termination. Such inventory shall be provided at a transfer price equal [†] (as reflected on Acucela’s books and records used to prepare its financial statements), plus freight, insurance, transportation, postage and handling;
(v)    any sublicense granted by Acucela or its Affiliate to a Sublicensee under the License shall survive the termination of this Agreement and become a direct license from YouHealth to such Sublicensee, provided that, in the case of termination for Acucela’s uncured

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material breach pursuant to Section 11.2(a), such Sublicensee did not cause such uncured material breach of this Agreement, and provided that YouHealth shall have no obligations under such sublicense beyond the obligations expressly set forth in this Agreement; and
(vi)    the YouHealth Territory License shall survive.
11.6    Accrued Obligations; Survival. Neither expiration nor any termination of this Agreement shall relieve either Party of any obligation or liability accruing prior to such expiration or termination, nor shall expiration or any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement. In addition, the Parties’ rights and obligations under Sections 8.1, 8.2, 8.3, 8.4(b), 9.1, 9.2 through 9.5 (in each case, solely as applicable to Joint Patents), 10.9, 10.10, 11.5, 11.6, 11.7, 11.8, 13.2 and 13.3 and Articles 7, 12 and 14 of this Agreement shall survive expiration or any termination of this Agreement.
11.7    Return of Confidential Information. Within 30 days following the expiration or termination of this Agreement, except to the extent that a Party retains a license from the other Party as provided in this Article 11, each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided that such Party may keep one copy of such materials for archival purposes only subject to Article 8.
11.8    Damages; Relief. Termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to hereunder as a result of the other Party’s breach of this Agreement.

12.	INDEMNIFICATION.
12.1    Indemnification by Acucela. Acucela hereby agrees to save, defend, indemnify and hold harmless YouHealth, its Affiliates, its and their respective officers, directors, agents, employees, successors and assigns (the “YouHealth Indemnitees”), from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees (“Losses”), to which any YouHealth Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (each, a “Claim”) to the extent such Losses arise out of or relate to: (a) the development, manufacture, use, handling, storage, sale, offer for sale, import or other disposition by or on behalf of Acucela, its Affiliates or Sublicensees of Compound or Products, or any other exercise of (i) the Acucela R&D License by or on behalf of Acucela or its Affiliates or (ii) the License by or on behalf of Acucela, its Affiliates or Sublicensees; (b) the gross negligence or willful misconduct of any Acucela Indemnitee (defined below); or (c) the breach by Acucela of any warranty, representation or covenant made by Acucela in this Agreement;

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except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any YouHealth Indemnitee or the breach by YouHealth of any warranty, representation or covenant made by YouHealth in this Agreement.
12.2    Indemnification by YouHealth. YouHealth hereby agrees to save, defend, indemnify and hold harmless Acucela, its Affiliates and their respective officers, directors, employees, consultants and agents (the “Acucela Indemnitees”) from and against any and all Losses to which any Acucela Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise out of or relate to: (a) the exercise of (i) the YouHealth R&D License by or on behalf of YouHealth or any of its Affiliates, (ii) the YouHealth Territory License by or on behalf of YouHealth or any of its Affiliates, licensees or sublicensees, or (iii) if applicable, any license granted to YouHealth pursuant to Section 11.5(c); (b) the gross negligence or willful misconduct of any YouHealth Indemnitee; or (c) the breach by YouHealth of any warranty, representation or covenant made by YouHealth in this Agreement; in each case except to the extent such Losses result from the gross negligence or willful misconduct of any Acucela Indemnitee or the breach by Acucela of any warranty, representation or covenant made by Acucela in this Agreement.
12.3    Control of Defense. In the event a Party (the “Indemnified Party”) seeks indemnification under Section 12.1 or 12.2, it shall inform the other Party (the “Indemnifying Party”) of a claim as soon as reasonably practicable after it receives notice of the claim (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a claim as provided in this Section 12.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice), shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim. If the Indemnifying Party does not assume control of such defense within 15 days after receiving notice of the claim from the Indemnified Party, the Indemnified Party shall control such defense and, without limiting the Indemnifying Party’s indemnification obligations, the Indemnifying Party shall reimburse the Indemnified Party for all reasonable costs, including reasonable attorney fees, incurred by the Indemnified Party in defending itself within 30 days after receipt of any invoice therefor from the Indemnified Party. The Party not controlling such defense may participate therein at its own expense. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned. The Indemnifying Party shall not agree to any settlement of such action,

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suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party without the prior written consent of the Indemnified Party. If the Parties cannot agree as to the application of Section 12.1 or 12.2 to any claim, pending resolution of the dispute pursuant to Article 13, the Parties may conduct separate defenses of such claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 12.1 or 12.2, as applicable, upon resolution of the underlying claim.
12.4    Insurance. Each Party shall procure and maintain insurance, including comprehensive or commercial general liability insurance (including contractual liability and product liability), adequate to cover its obligations hereunder and which is consistent with normal business practices of prudent companies similarly situated. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 12 or otherwise. Each Party shall provide the other Party with written evidence of such insurance upon request. Each Party shall provide the other Party with written notice at least 30 days prior to the cancellation, non-renewal or material change in such insurance which materially adversely affects the rights of the other Party hereunder.

13.	DISPUTE RESOLUTION.
13.1    Disputes. Subject to Section 13.3, any claim, dispute, or controversy as to the breach, enforcement, interpretation or validity of this Agreement (each, a “Dispute”) will be referred to the President and Chief Executive Officer of Acucela and the President and Chief Executive Officer of YouHealth (the “Executives”) for attempted resolution. In the event such Executives are unable to resolve such Dispute within 30 days of such Dispute being referred to them, then each Party shall be free to seek any and all rights and remedies that may be available to it at law or in equity with respect to the subject matter of such Dispute in accordance with Sections 13.2 and 13.3.
13.2    Jurisdiction. Except as expressly set forth in Section 13.3, any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in San Francisco, California. Subject to Section 13.3, each Party: (a) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in San Francisco, California (and each appellate court located in the State of California) in connection with any such legal proceeding; (b) agrees that each state and federal court located in San Francisco, California shall be deemed to be a convenient forum; and (c) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in San Francisco, California, any claim that such party is not subject personally to the jurisdiction of such court, that

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such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.
13.3    Court Actions. Nothing contained in this Agreement shall deny either Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction and such an action may be filed and maintained notwithstanding any ongoing discussions between the Parties.

14.	MISCELLANEOUS.
14.1    Rights Upon Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar laws in any jurisdiction outside the US (collectively, the “Bankruptcy Laws”), licenses of rights to be “intellectual property” as defined under the Bankruptcy Laws. If a case is commenced during the Term by or against a Party under Bankruptcy Laws then, unless and until this Agreement is rejected as provided in such Bankruptcy Laws, such Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall perform all of the obligations provided in this Agreement to be performed by such Party. If a case is commenced during the Term by or against a Party under the Bankruptcy Laws, this Agreement is rejected as provided in the Bankruptcy Laws and the other Party elects to retain its rights hereunder as provided in the Bankruptcy Laws, then the Party subject to such case under the Bankruptcy Laws (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee), shall provide to the other Party copies of all Information necessary for such other Party to prosecute, maintain and enjoy its rights under the terms of this Agreement promptly upon such other Party’s written request therefor. All rights, powers and remedies of the non-bankrupt Party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including the Bankruptcy Laws) in the event of the commencement of a case by or against a Party under the Bankruptcy Laws.
14.2    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, USA, excluding its conflicts of laws principles.
14.3    Entire Agreement; Amendments. This Agreement (including the Exhibits hereto) is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein, including any Confidentiality Agreement, but excluding the Kangrui License, which shall remain in full force and effect in accordance with its terms. The Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement

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may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto.
14.4    Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.
14.5    Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent:
(a)    in connection with the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates to a Third Party (“Third Party Acquirer”), whether by merger, sale of stock, sale of assets or otherwise (each, a “Sale Transaction”), provided that in the event of a Sale Transaction (whether this Agreement is actually assigned or is assumed by the Third Party Acquirer or the surviving corporation resulting from such Sale Transaction by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the Third Party Acquirer that existed prior to the Sale Transaction shall not be included in the technology licensed hereunder or otherwise subject to this Agreement; or
(b)    to an Affiliate, provided that the assigning Party shall remain liable and responsible to the non‑assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate.
If a permitted assignment by Acucela of its rights or obligations under this Agreement leads to the imposition of withholding tax liability on the amounts payable hereunder by Acucela to YouHealth that would not have been imposed in the absence of such permitted assignment or in an increase in such liability above the liability that would have been imposed in the absence of such permitted assignment, Acucela shall, or shall cause its assignee to, gross up any payments it makes to YouHealth to the extent necessary so that the net payment received by YouHealth after such additional or increased tax liability equals the amount that would have been received by YouHealth under this Agreement had Acucela not made such permitted assignment; provided, however, that notwithstanding the foregoing or any other provision of this Agreement to the contrary, no additional or increased tax liability that is due to a change in tax residency of YouHealth (including a permitted assignment of this Agreement by YouHealth), or due to a change of ownership of any YouHealth

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Technology, shall be subject to any reimbursement or gross up by Acucela, and the expense of such incremental withholding taxes shall be borne solely by YouHealth.
The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Agreement shall be void.
14.6    Force Majeure. Each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such Party’s reasonable control, including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.
14.7    Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.
14.8    Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid), or by internationally-recognized express courier or facsimile, to the Party to be notified at its address(es) given below, or at any address such Party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if mailed, three (3) days after the date of postmark; (c) if delivered by express courier, the next Business Day the express courier regularly makes deliveries; (d) if delivered by email, upon the date upon which the receipt of such email is confirmed by return email or other written or electronic confirmation; or (e) if delivered by facsimile, upon confirmation of successful transmission.

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If to YouHealth, to:	YouHealth Eyetech, Inc.
10769 Cherry Hill Dr.
San Diego, CA 92130
Attn: [†]
Email: [†]
Phone No.: [†]

With a copy to:	Gunderson Dettmer
3570 Carmel Mountain Road, Suite 200
San Diego, CA 92130
USA
Attn: [†]
Email: [†]
Facsimile No.: [†]

If to Acucela, to:	Acucela Inc.
1301 Second Avenue, Suite 4200
Seattle, WA 98101-3805
USA
Attn: Chief Business Officer
Email: [†]
Facsimile No.: 206-805-8301

With a copy to:	Acucela Inc.
1301 Second Avenue, Suite 4200
Seattle, WA 98101-3805
USA
Attn: General Counsel
Email: [†]
Facsimile No.: 206-805-8301
14.9    Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable. The term “including” or “includes” as used in this Agreement means including, without limiting the generality of any description preceding such term, and the word “or” has the inclusive meaning represented by the phrase “and/or.” Unless otherwise specified, references in this Agreement to any section shall include all subsections and paragraphs in such Section and references in this Agreement to any subsection shall include all paragraphs in such subsection. All references to days in this Agreement shall mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party,

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irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language, and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.
14.10    Relationship between the Parties. The Parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party may assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.
14.11    No Third Party Rights. The provisions of this Agreement are for the exclusive benefit of the Parties, and no other person or entity shall have any right or claim against either Party by reason of these provisions or be entitled to enforce any of these provisions against either Party.
14.12    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument. This Agreement may be executed by facsimile or PDF signatures, which signatures shall have the same force and effect as original signatures.
[Signature page follows.]

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IN WITNESS WHEREOF, the Parties have duly executed this Option and License Agreement as of the Effective Date.

YouHealth Eyetech, Inc.	Acucela Inc.
By: /s/ Dongping Chen Name: Dongping Chen Title: President	By: /s/ Dr. Ryo Kubota Name: Dr. Ryo Kubota Title: CEO

Accepted and agreed as of the Effective Date:

Guangzhou Kang Rui Biological Pharmaceutical Technology Co., Ltd.
By: /s/ Hou Rui Name: Hou Rui Title: CEO

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EXHIBIT A
UC/Kangrui Patents as of the Effective Date
Provisional Applications
US provisional patent application no. [†]

PCT Application
[†]

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EXHIBIT B
Form of Joint Press Release

See attached.

Acucela Secures Option to Exclusively License Novel Cataract Treatment
Potential non-surgical pharmacologic treatment for cataracts
SEATTLE (March 16, 2016) — Acucela Inc. (Tokyo: 4589) (“Acucela”), a clinical-stage ophthalmology company that specializes in identifying and developing novel therapeutics to treat and slow the progression of sight-threatening ophthalmic diseases, and YouHealth Eyetech, Inc. (“YouHealth”), announced today an agreement involving an exclusive option from YouHealth on lanosterol technology licensed from the Regents of the University of California, San Diego for the non-surgical pharmacologic treatment of cataracts.
Cataracts are responsible for 51% of all blindness1 as well as 24 million surgical procedures worldwide in 20152. Cataracts are a pervasive condition characterized by optical opacities that develop as a result of protein aggregation in the crystalline lens of the eye, generally due to the natural aging process. Currently, there is no non-surgical treatment available for cataracts. A non-invasive therapy that improves lens clarity and vision at the early stage of cataract development and may reverse lens opacification at later stages would be considered a significant medical breakthrough.
This therapy, if approved, would be the first of its kind for the pharmacologic treatment of cataracts. Acucela plans to initially evaluate lanosterol as a treatment for mild cataracts with an option to fully develop and commercialize the compound globally with the exception of Greater China including China, Taiwan and Hong Kong. The use of lanosterol in other ophthalmic conditions such as presbyopia may be investigated by Acucela in the future. YouHealth’s parent company, Guangzhou Kang Rui Biological Pharmaceutical Technology Co., Ltd. (“Kang Rui”) will be responsible for lanosterol’s clinical development and commercialization in greater China including China, Taiwan and Hong Kong.
Lanosterol, a naturally occurring compound found in the human body, has shown promise for this condition in several preclinical studies. It has been identified as a key molecule in the prevention of lens protein aggregation and lens opacification. A scientific collaboration between Dr. Kang Zhang MD, PhD, Dept. of Ophthalmology, University of California, San Diego and scientists associated with Kang Rui identified two genetic mutations that impair key catalytic functions responsible for maintaining the normal crystalline structure of the lens. They then identified and published the therapeutic effect of lanosterol in in-vitro, cell-transfection and in-vivo experiments3.
“The potential for the lanosterol technology to provide an entirely new treatment paradigm for early stage cataracts raises hope for millions who now can only wait for their cataracts to worsen to the point where surgery is warranted. We welcome the opportunity to work with YouHealth to make this therapy a reality,” stated Dr. Ryo Kubota, MD, PhD, and Chairman, President and CEO of Acucela.
“We are excited to work with Acucela to advance this novel technology into development for the treatment of cataract,” said Rui Hou, CEO of Kang Rui.

1Visiongain, Ophthalmic Drugs Market Forecast, 2015-2025; World Health Organization
2 Market Scope, The Global IOL Market 2015
3 Nature 523 (2015) 607-614

About Acucela Inc.
Acucela Inc. (http://www.acucela.com/ or http://www.acucela.jp) is a clinical-stage ophthalmology company that specializes in identifying and developing novel therapeutics to treat and slow the progression of sight-threatening ophthalmic diseases affecting millions of people worldwide. Acucela’s lead investigational drug candidate, emixustat hydrochloride, is currently in clinical development in collaboration with Otsuka Pharmaceutical Co., Ltd. for geographic atrophy associated with dry age-related macular degeneration based on Acucela’s proprietary visual cycle modulation technology.
About Kang Rui and YouHealth
Guangzhou Kang Rui Biological Pharmaceutical Technology Co., Ltd., the parent company of YouHealth Eyetech, Inc., is a leading R&D company specialized in novel ophthalmic drug and treatment developments in China. It has several first in class drugs under development for cataract, age-related macular degeneration, corneal diseases, glaucoma and dry eye.
Cautionary Statements
Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements include statements regarding our expectations regarding corporate development activities and the ultimate success of the enterprise; our development plans and ability to successfully commercialize our product candidates; the timing of and results from our and our collaborators’ ongoing clinical trials and pre-clinical development activities; the potential efficacy, future development plans and commercial potential of our and our collaborators’ product candidates and the progress and potential of ongoing development programs. These statements are based on current assumptions that involve risks, uncertainties and other factors that could cause the actual results, events or developments to differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: our investigational product candidates may not demonstrate the expected safety and efficacy; our pre-clinical development efforts may not yield additional product candidates; any of our or our collaborators' product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; the success of our investigational product candidate, emixustat hydrochloride, depends heavily on the willingness of our collaboration partner to continue to co-develop our investigational product candidate; our clinical trials could be delayed; new developments in the intensely competitive ophthalmic pharmaceutical market may require changes in our clinical trial plans or limit the potential benefits of our investigational product candidates; the impact of expanded product development and clinical activities on operating expenses; adverse conditions in the general domestic and global economic markets; as well as the other risks identified in our filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof and we assume no obligation to update these forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements. For a detailed discussion of the foregoing risks and other risk factors, please refer to our filings with the Securities and Exchange Commission, which are available on the Company’s investor relations website (http://ir.acucela.com/) and on the SEC’s website (http://www.sec.gov).
“Acucela” and the Acucela logo are registered trademarks or trademarks of Acucela Inc. in various jurisdictions.

Media Contact :

Michael Hasegawa Senior Director, Corporate Communications Phone: +81.3.5789.5872 Email: mhasegawa@acucela.com

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